EXHIBIT 99.4

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as part of or are included in this Annual Report on Form 10-K:

1. The financial statements listed in the Index to Consolidated Financial Statements and Financial Statement Schedule, filed as part of this Annual Report on Form 10-K.

2. The financial statement schedule listed in the Index to Consolidated Financial Statements and Financial Statement Schedule, filed as part of this Annual Report on Form 10-K.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Spectrum Brands, Inc.:

We have audited the accompanying consolidated balance sheets of Spectrum Brands, Inc. and subsidiaries (the Company) as of September 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2008. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in Item 15(a)2 and the Company’s internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Additionally, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spectrum Brands, Inc. and subsidiaries as of September 30, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein, and the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Effective September 30, 2007, the Company adopted Statement of Financial Accounting Standards No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R).

/s/ KPMG LLP

Atlanta, Georgia

December 10, 2008, except for Note 11, for which the date is September 18, 2009

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2008 and 2007

(In thousands, except per share amounts)

	2008	2007
Assets
Current assets:
Cash and cash equivalents	$104,773	$69,853
Receivables:
Trade accounts receivable, net of allowances of $18,102 and $17,196, respectively	353,949	352,877
Other	40,756	47,522
Inventories	383,260	396,329
Deferred income taxes	13,957	22,208
Assets held for sale	7,452	33,646
Prepaid expenses and other	49,450	53,966

Total current assets	953,597	976,401
Property, plant and equipment, net	234,805	281,568
Deferred charges and other	44,129	40,740
Goodwill	235,468	820,727
Intangible assets, net	742,809	1,047,044
Debt issuance costs	36,671	44,906

Total assets	$2,247,479	$3,211,386

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$48,637	$43,438
Accounts payable	278,126	279,548
Accrued liabilities:
Wages and benefits	72,299	67,492
Income taxes payable	10,272	18,345
Restructuring and related charges	34,559	55,793
Accrued interest	50,514	51,122
Liabilities held for sale	—	8,475
Other	87,672	81,943

Total current liabilities	582,079	606,156
Long-term debt, net of current maturities	2,474,782	2,416,916
Employee benefit obligations, net of current portion	47,694	54,469
Deferred income taxes	114,674	169,088
Other	55,488	68,585

Total liabilities	3,274,717	3,315,214
Commitments and contingencies
Shareholders’ deficit:
Common stock, $.01 par value, authorized 150,000 shares; issued 69,202 and 69,062 shares, respectively; outstanding 52,775 and 52,765 shares, respectively	692	690
Additional paid-in capital	674,370	669,274
Accumulated deficit	(1,694,915)	(763,370)
Accumulated other comprehensive income	69,445	65,664

	(950,408)	(27,742)
Less treasury stock, at cost, 16,427 and 16,297 shares, respectively	(76,830)	(76,086)

Total shareholders’ deficit	(1,027,238)	(103,828)

Total liabilities and shareholders’ deficit	$2,247,479	$3,211,386

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended September 30, 2008, 2007 and 2006

(In thousands, except per share amounts)

	2008	2007	2006
Net sales	$2,426,571	$2,332,676	$2,228,513
Cost of goods sold	1,489,971	1,424,710	1,336,239
Restructuring and related charges	16,499	31,315	21,067

Gross profit	920,101	876,651	871,207
Operating expenses:
Selling	506,365	510,242	486,956
General and administrative	188,934	162,251	176,139
Research and development	25,315	26,816	30,568
Restructuring and related charges	22,838	66,711	33,642
Goodwill and intangibles impairment	861,234	362,452	432,978

	1,604,686	1,128,472	1,160,283

Operating loss	(684,585)	(251,821)	(289,076)
Interest expense	229,013	255,765	175,923
Other expense (income), net	1,220	(331)	(4,097)

Loss from continuing operations before income taxes	(914,818)	(507,255)	(460,902)
Income tax (benefit) expense	(9,460)	55,769	(29,443)

Loss from continuing operations	(905,358)	(563,024)	(431,459)
Loss from discontinued operations, net of tax	(26,187)	(33,689)	(2,513)

Net loss	$(931,545)	$(596,713)	$(433,972)

Basic net loss per common share:
Loss from continuing operations	$(17.78)	$(11.06)	$(8.72)
Loss from discontinued operations	(0.51)	(0.66)	(0.05)

Net loss	$(18.29)	$(11.72)	$(8.77)

Weighted average shares of common stock outstanding	50,921	50,909	49,459
Diluted net loss per common share:
Loss from continuing operations	$(17.78)	$(11.06)	$(8.72)
Loss from discontinued operations	(0.51)	(0.66)	(0.05)

Net loss	$(18.29)	$(11.72)	$(8.77)

Weighted average shares of common stock and equivalents outstanding	50,921	50,909	49,459

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)

Years ended September 30, 2008, 2007 and 2006

(In thousands)

	Common Stock		Additional Paid-In	Retained Earnings (Accumulated	Accumulated Other Comprehensive Income,	Treasury	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit)	net of tax	Stock	(Deficit)
Balances at September 30, 2005	50,797	$666	$635,309	$267,315	$10,260	$(70,820)	$842,730
Net loss	—	—	—	(433,972)	—	—	(433,972)
Adjustment of additional minimum pension liability	—	—	—	—	7,034	—	7,034
Translation adjustment	—	—	—	—	14,261	—	14,261
Net gain on derivative instruments	—	—	—	—	8,084	—	8,084

Comprehensive loss							(404,593)
Issuance of restricted stock	965	10	(10)	—	—	—	—
Forfeiture of restricted stock	(196)	(2)	2	—	—	—	—
Exercise of stock options	28	—	445	—	—	—	445
Stock option expense	—	—	729	—	—	—	729
Treasury shares surrendered	(103)	—	—	—	—	(2,263)	(2,263)
Amortization of unearned compensation	—	—	15,169	—	—	—	15,169

Balances at September 30, 2006	51,491	$674	$651,644	$(166,657)	$39,639	$(73,083)	$452,217
Net loss	—	—	—	(596,713)	—	—	(596,713)
Adjustment of additional minimum pension liability	—	—	—	—	5,954	—	5,954
Valuation allowance adjustment	—	—	—	—	(4,938)	—	(4,938)
Translation adjustment	—	—	—	—	44,489	—	44,489
Other unrealized gains and losses	—	—	—	—	(17,580)	—	(17,580)

Comprehensive loss							(568,788)
Adoption of FAS 158, net of tax	—	—	—	—	(1,900)	—	(1,900)
Issuance of restricted stock	1,689	15	(15)	—	—	—	—
Forfeiture of restricted stock	(199)	—	—	—	—	—	—
Exercise of stock options	149	1	690	—	—	—	691
Stock option expense	—	—	115	—	—	—	115
Adjustment for tax benefit realized	—	—	(4,374)	—	—	—	(4,374)
Treasury shares surrendered	(365)	—	—	—	—	(3,003)	(3,003)
Amortization of unearned compensation	—	—	21,214	—	—	—	21,214

Balances at September 30, 2007	52,765	$690	$669,274	$(763,370)	$65,664	$(76,086)	$(103,828)
Net loss	—	—	—	(931,545)	—	—	(931,545)
Adjustment of additional minimum pension liability	—	—	—	—	2,459	—	2,459
Valuation allowance adjustment	—	—	—	—	(4,060)	—	(4,060)
Translation adjustment	—	—	—	—	5,236	—	5,236
Other unrealized gains and losses	—	—	—	—	146	—	146

Comprehensive loss							(927,764)
Issuance of restricted stock	408	4	(4)	—	—	—	—
Forfeiture of restricted stock	(268)	(2)	2	—	—	—	—
Treasury shares surrendered	(130)	—	—	—	—	(744)	(744)
Amortization of unearned compensation	—	—	5,098	—	—	—	5,098

Balances at September 30, 2008	52,775	$692	$674,370	$(1,694,915)	$69,445	$(76,830)	$(1,027,238)

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended September 30, 2008, 2007 and 2006

(In thousands)

	2008	2007	2006
Cash flows from operating activities:
Net loss	$(931,545)	$(596,713)	$(433,972)
Loss from discontinued operations	(26,187)	(33,689)	(2,513)

Loss from continuing operations	(905,358)	(563,024)	(431,459)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	52,236	42,365	45,481
Amortization of intangibles	27,687	13,846	21,969
Amortization of debt issuance costs	8,387	11,855	6,872
Amortization of unearned restricted stock compensation	5,098	21,214	15,169
Impairment of goodwill and intangibles	861,234	362,452	432,978
Gain on sale of assets	—	—	(8,876)
Inventory valuation purchase accounting charges	—	—	204
Deferred income taxes	(37,237)	57,145	(52,581)
Writeoff of debt issuance costs	—	24,576	—
Non-cash restructuring and related charges	29,726	62,408	41,235
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	8,655	(41,485)	(1,047)
Inventories	12,086	31,350	8,603
Prepaid expenses and other current assets	13,738	(14,418)	(902)
Accounts payable and accrued liabilities	(62,165)	(5,641)	(39,186)
Other assets and liabilities	(18,990)	(30,440)	4,958

Net cash (used) provided by operating activities of continuing operations	(4,903)	(27,797)	43,418
Net cash (used) provided by operating activities of discontinued operations	(5,259)	(4,832)	3,374

Net cash (used) provided by operating activities	(10,162)	(32,629)	46,792
Cash flows from investing activities:
Purchases of property, plant and equipment	(18,928)	(23,177)	(55,594)
Proceeds from sale of property, plant and equipment	285	1,572	5,439
Proceeds from sale of assets held for sale	—	—	10,641
Payments for acquisitions, net of cash acquired	—	—	(11,138)

Net cash used by investing activities of continuing operations	(18,643)	(21,605)	(50,652)
Net cash provided (used) by investing activities of discontinued operations	12,376	(1,477)	71,293

Net cash (used) provided by investing activities	(6,267)	(23,082)	20,641
Cash flows from financing activities:
Reduction of debt	(425,073)	(2,037,278)	(960,199)
Proceeds from debt financing	477,759	2,176,623	898,520
Debt issuance costs	(152)	(43,969)	(5,236)
Proceeds from exercise of stock options	—	655	365
Stock option income tax benefit	—	37	80
Treasury stock purchases	(744)	(3,003)	(2,263)

Net cash provided (used) by financing activities	51,790	93,065	(68,733)
Effect of exchange rate changes on cash and cash equivalents	(441)	4,069	(122)

Net increase (decrease) in cash and cash equivalents	34,920	41,423	(1,422)
Cash and cash equivalents, beginning of period	69,853	28,430	29,852

Cash and cash equivalents, end of period	$104,773	$69,853	$28,430

Supplemental disclosure of cash flow information:
Cash paid for interest	$227,290	$200,635	$163,705
Cash paid for income taxes, net	16,999	20,596	43,231

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

(1) Description of Business

Spectrum Brands, Inc. and its subsidiaries (the “Company”) is a global branded consumer products company with positions in six major product categories: consumer batteries; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control.

The Company manages its business in three reportable segments: (i) Global Batteries & Personal Care, which consists of the Company’s worldwide battery, shaving and grooming, personal care and portable lighting business (“Global Batteries & Personal Care”); (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business (“Global Pet Supplies”); and (iii) Home and Garden Business, which consists of the Company’s lawn and garden and insect control businesses (the “Home and Garden Business”).

The Company’s operations include the worldwide manufacturing and marketing of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic supplies and the designing and marketing of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. The Company’s operations also include the manufacturing and marketing of specialty pet supplies. The Company also manufactures and markets herbicides, insecticides and repellents in North America. The Company’s operations utilize manufacturing and product development facilities located in the United States, Europe, China and Latin America.

The Company sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoys name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8in1, Spectracide, Cutter and various other brands.

In the third quarter of the Company’s fiscal year ended September 30, 2006, the Company engaged advisors to assist it in exploring possible strategic options, including divesting certain assets, in order to reduce its outstanding indebtedness. In connection with this undertaking, during the first quarter of the Company’s fiscal year ended September 30, 2007 the Company approved and initiated a plan to sell the Home and Garden Business, which at the time was comprised of United States (“U.S.”) and Canadian divisions and was engaged in the manufacturing and marketing of lawn and garden and insect control products as well as growing media products. As a result, the Company designated certain assets and liabilities related to the Home and Garden Business as held for sale and designated the Home and Garden Business as discontinued operations. On November 1, 2007, the Company sold the Canadian division of the Home and Garden Business. See Note 11, Discontinued Operations, for further details on the sale of the Canadian division of the Home and Garden Business.

During the second quarter of the Company’s fiscal year ended September 30, 2008 the Company determined that in view of the difficulty in predicting the timing or probability of a sale of the Home and Garden Business, the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), necessary to classify the Home and Garden Business as discontinued operations were no longer met. As a result, effective December 31, 2007, the Company reclassified the Home and Garden Business, which had been designated as a discontinued operation since October 1, 2006, as a continuing operation. Accordingly, the presentation herein of the results of continuing operations includes the Home and Garden Business, without the Canadian division which, as indicated above, was sold on November 1, 2007, for all periods presented.

On May 20, 2008, the Company entered into a definitive agreement for the sale of Global Pet Supplies with Salton Inc. (“Salton”) and Applica Pet Products LLC (“Applica”), each controlled affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. The agreement was subject to a number of closing conditions, including, without limitation, consent of the Company’s lenders under its senior credit facilities. The Company was unable to obtain the consent of the lenders under its senior credit facilities, and, on July 13, 2008, the Company entered into a termination agreement with Salton and Applica to mutually terminate the definitive agreement. Pursuant to the termination agreement, as a condition to the termination, the Company paid Salton and Applica $3,000 as a reimbursement of expenses.

On November 11, 2008, the Company announced the shutdown of the growing products portion of the Company’s Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. See Note 11, Discontinued Operations, for further details on the shutdown of the growing products portion of the Company’s Home and Garden Business.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

(2) Significant Accounting Policies and Practices

(a) Principles of Consolidation and Fiscal Year End

The consolidated financial statements include the financial statements of Spectrum Brands, Inc. and its subsidiaries and are prepared in accordance with generally accepted accounting principles in the United States of America. All intercompany transactions have been eliminated. The Company’s fiscal year ends September 30. References herein to Fiscal 2008, 2007 and 2006 refer to the fiscal years ended September 30, 2008, 2007 and 2006, respectively.

(b) Revenue Recognition

The Company recognizes revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. The Company is not obligated to allow for, and the Company’s general policy is not to accept, product returns associated with battery sales. The Company does accept returns in specific instances related to its shaving, grooming, personal care, home and garden and pet products. The provision for customer returns is based on historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of Net sales.

The Company enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from the Company based on the level of their purchases, which require the Company to estimate and accrue the estimated costs of the promotional programs. These costs are treated as a reduction of Net sales.

The Company also enters into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of Net sales or an increase of Cost of goods sold, based on the type of promotional program. The income statement presentation of the Company’s promotional arrangements complies with the Emerging Issues Task Force (EITF) No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).”

For all types of promotional arrangements and programs, the Company monitors its commitments and uses various measures, including past experience, to determine amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and are documented through written contracts, correspondence or other communications with the individual customers.

The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash, or “slotting” payments, to secure the right to distribute through such customers. The Company capitalizes slotting payments, provided the payments are supported by a time or volume based arrangement with the retailer, and amortizes the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in Net sales and a corresponding asset is reported in Deferred charges and other in the accompanying Consolidated Balance Sheets.

(c) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

(e) Concentrations of Credit Risk, Major Customers and Employees

Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customer represented approximately 20%, 20% and 21%, of net sales during Fiscal 2008, 2007 and 2006, respectively. This major customer also represented approximately 22% and 11%, respectively, of Trade account receivables, net as of September 30, 2008 and 2007.

Approximately 48%, 51% and 44% of the Company’s sales during Fiscal 2008, 2007 and 2006, respectively, occur outside of the United States. These sales and related receivables are subject to varying degrees of credit, currency, and political and economic risk. The Company monitors these risks and makes appropriate provisions for collectibility based on an assessment of the risks present.

(f) Displays and Fixtures

Temporary displays are generally disposable cardboard displays shipped to customers to facilitate display of the Company’s products. Temporary displays are generally disposed of after a single use by the customer.

Permanent fixtures are permanent in nature, generally made from wire or other permanent racking, which are shipped to customers for display of the Company’s products. These permanent fixtures are restocked with the Company’s product multiple times over the fixture’s useful life.

The costs of both temporary and permanent displays are capitalized as a prepaid asset and are included in Prepaid expenses and other in the Consolidated Balance Sheets. The costs of temporary displays are expensed in the period in which they are shipped to customers and the costs of permanent fixtures are amortized over an estimated useful life of one to two years once they are shipped to customers and are reflected in Deferred charges and other in the Consolidated Balance Sheets.

(g) Inventories

The Company’s inventories are valued at the lower of cost or market. Cost of inventories is determined using the first-in, first-out (FIFO) method.

(h) Property, Plant and Equipment

Property, plant and equipment are stated at lower of cost or at fair value if acquired in a purchase business combination. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciable lives by major classification are as follows:

Building and improvements	20-30 years
Machinery, equipment and other	2-15 years

Plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(i) Intangible Assets

Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. Customer lists and proprietary technology intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 5 to 19 years. Excess of cost over fair value of net assets acquired (goodwill) and indefinite-lived intangible assets (certain trade name intangibles) are not amortized. Goodwill is tested for impairment at least annually, at the reporting unit level with such groupings being consistent with the Company’s reportable segments. If an impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Indefinite-lived trade name intangibles are tested for impairment at least annually by comparing the fair value, determined using a relief from royalty methodology, with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2008, 2007 and 2006, the Company’s goodwill and trade name intangibles where tested for impairment as of the Company’s August financial period end, the annual testing date for the Company, as well as certain interim periods where an event or circumstance (“triggering event”) occurs that indicates an impairment loss may have been incurred.

Intangibles with Indefinite Lives

In accordance with SFAS 142, the Company conducts impairment testing on the Company’s goodwill. To determine fair value the Company used the discounted estimated future cash flows methodology, third party valuations and negotiated sales prices. Assumptions critical to the Company’s fair value estimates under the discounted estimated future cash flows methodology are: (i) the present value factors used in determining the fair value of the reporting units and trade names; (ii) royalty rates used in the Company’s trade name valuations; (iii) projected average revenue growth rates used in the reporting unit and trade name models; and (iv) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. The Company also tested fair value for reasonableness by comparison to the total market capitalization of the Company, which includes both its equity and debt securities. In addition, in accordance with SFAS 142, as part of the Company’s annual impairment testing, the Company tested its indefinite-lived trade name intangible assets for impairment by comparing the carrying amount of such trade names to their respective fair values. Fair value was determined using a relief from royalty methodology. Assumptions critical to the Company’s fair value estimates under the relief from royalty methodology were: (i) royalty rates; and (ii) projected average revenue growth rates.

In connection with its annual goodwill impairment testing in Fiscal 2008 the Company first compared the fair value of its reporting units with their carrying amounts, including goodwill. This first step indicated that the fair value of the Company’s Global Pet Supplies and Home and Garden Business was less than the Company’s carrying amount of those reporting units and, accordingly, further testing of goodwill was required to determine the impairment charge required by SFAS 142. Accordingly, the Company then compared the carrying amount of the Global Pet Supplies and the Home and Garden Business goodwill to the respective implied fair value of their goodwill. The carrying amounts of the Global Pet Supplies and the Home and Garden Business goodwill exceeded their implied fair values and, therefore, during Fiscal 2008 the Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the respective reporting unit’s goodwill over the implied fair value of such goodwill of which $270,811 related to Global Pet Supplies and $49,801 related to the Home and Garden Business. In connection with the Company’s annual goodwill impairment testing performed during Fiscal 2007 the first step of such testing indicated that the fair value of the Company’s Global Batteries and Personal Care and Global Pet Supplies reporting segments were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required. However, as more fully discussed in Note 1, Description of Business, in Fiscal 2007 the Company’s Home and Garden Business had been designated as a discontinued operation and classified as an asset held for sale. Therefore, in accordance with SFAS 144, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. Accordingly, the Company recorded a non-cash pretax charge equal to the excess of the carrying amount of the Home and Garden Business goodwill over the implied fair value of such goodwill of approximately $124,013. In connection with the Company’s annual goodwill impairment testing performed during Fiscal 2006 the first step of such testing indicated that the fair value of the Company’s Global Pet Supplies and the Latin America reporting unit, which is now included in the Global Batteries and Personal Care reportable segment, was less than the Company’s carrying amount of those reporting units and, accordingly, further testing of goodwill was required to determine the impairment charge required by SFAS 142. Accordingly, the Company then compared the carrying amount of the Global Pet Supplies and the Latin America reporting unit goodwill to the respective implied fair value of their goodwill. The carrying amounts of the Global Pet Supplies and the Latin America reporting unit goodwill exceeded their implied fair values and, therefore, during Fiscal 2006 the Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the respective reporting unit’s goodwill over the implied fair value of such goodwill of which $235,389 related to Global Pet Supplies and $117,489 related to the Latin America reporting unit.

Furthermore, in Fiscal 2008, 2007 and 2006, in connection with its annual impairment testing, the Company concluded that the fair values of certain trade name intangible assets were less than the carrying amounts of those assets. As a result, in Fiscal 2008, 2007 and 2006 the Company recorded non-cash pretax impairment charges of approximately $224,100, $24,400 and $80,100, respectively, equal to the excess of the carrying amounts of the intangible assets over the fair value of such assets.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

In accordance with SFAS 144 and SFAS 142, in addition to its annual impairment testing the Company conducts goodwill and trade name intangible asset impairment testing if an event or circumstance (“triggering event”) occurs that indicates an impairment loss may have been incurred. The Company’s management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired. Several triggering events occurred during Fiscal 2008 and Fiscal 2007 which required the Company to test its indefinite-lived intangible assets for impairment between annual impairment test dates. As more fully discussed above in Note 1, Description of Business, on May 20, 2008, the Company entered into a definitive agreement for the sale of Global Pet Supplies with Salton and Applica, which was subsequently terminated. The Company’s intent to dispose of Global Pet Supplies constituted a triggering event for impairment testing. The Company estimated the fair value of Global Pet Supplies, and the resultant estimated impairment charge of goodwill, based on the negotiated sales price of Global Pet Supplies, which management deemed the best indication of fair value at that time. Accordingly, the Company recorded a non-cash pretax charge of $154,916 to reduce the carrying value of goodwill related to Global Pet Supplies to reflect the estimated fair value of the business during the third quarter of Fiscal 2008. Goodwill and trade name intangible assets of the Company’s Home and Garden Business were tested during the third quarter of Fiscal 2008, as a result of lower forecasted profits from this business. This decrease in profitability was primarily due to significant cost increases in certain raw materials used in the production of many of the lawn fertilizer and growing media products manufactured by the Company as well as more conservative growth rates to reflect the current and expected future economic conditions for this business. The Company first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the Company’s Home and Garden Business was less than the Company’s carrying amount of this reporting unit and, accordingly, further testing of goodwill was required to determine the impairment charge. Accordingly, the Company then compared the carrying amount of the Home and Garden Business goodwill against the implied fair value of such goodwill. The carrying amount of the Home and Garden Business goodwill exceeded its implied fair value and, therefore, during Fiscal 2008 the Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of such goodwill of approximately $110,213. In addition, during the third quarter of Fiscal 2008, the Company concluded that the implied fair values of certain trade name intangible assets related to the Home and Garden Business were less that the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $22,000. Goodwill and trade name intangibles of the Company’s Home and Garden Business were tested during the first quarter of Fiscal 2008 in conjunction with the Company’s reclassification of that business from an asset held for sale to an asset held and used. The Company first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the Company’s Home and Garden Business was in excess of its carrying amounts and, accordingly, no further testing of goodwill was required. In addition, during the first quarter of Fiscal 2008, the Company concluded that the implied fair values of certain trade name intangible assets related to the Home and Garden Business were less that the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $12,400. All of the Company’s goodwill and trade name intangibles were tested during the second quarter of Fiscal 2007 in conjunction with the Company’s realignment of reportable segments which occurred in January 2007. The Company first compared the fair value of its reporting units with the respective carrying amounts, including goodwill. This first step indicated that the fair value of the Company’s North America geographic reporting unit, which is now included in the Global Batteries & Personal Care reportable segment, was less than the Company’s North America reporting unit’s carrying amount and, accordingly, further testing of goodwill was required to determine the impairment charge. Accordingly, the Company then compared the carrying amount of the North America reporting unit’s goodwill against the implied fair value of such goodwill. The carrying amount of the North America reporting unit’s goodwill exceeded its implied fair value and, therefore, during Fiscal 2007 the Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of such goodwill of approximately $214,039. In addition, during the second quarter of Fiscal 2007, the Company concluded that the implied fair values of its trade name intangible assets were in excess of the carrying amounts of those assets and, accordingly, no impairment of trade name intangibles was recorded.

The above impairments of goodwill and trade name intangible assets is primarily attributed to lower current and forecasted profits, reflecting more conservative growth rates versus those assumed by the Company at the time of acquisition, as well as due to a sustained decline in the total market capitalization of the Company.

During the third quarter of Fiscal 2008, the Company developed and initiated a plan to curtail manufacturing operations at its Ningbo Baowang (“Ningbo”) battery manufacturing facility in China. The Company expects manufacturing operations at Ningbo to cease by December 31, 2008. In connection with the Company’s strategy to exit operations at Ningbo, the Company recorded a non-cash pretax charge of $16,193 to reduce the carrying value of goodwill related to Ningbo.

The recognition of the $861,234, $362,452 and $432,978 non-cash impairment of goodwill and trade name intangible assets during Fiscal 2008, 2007 and 2006, respectively, has been recorded as a separate component of Operating expenses and has had a material negative effect on the Company’s financial condition and results of operations during Fiscal 2008, 2007 and 2006. These impairments will not result in future cash expenditures.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

Intangibles with Definite or Estimable Useful Lives

The triggering events discussed above under SFAS 142 also indicate a triggering event in accordance with SFAS 144. Management conducted an analysis in accordance with SFAS 144 of intangibles with definite or estimable useful lives in conjunction with the SFAS 142 testing of intangibles with indefinite lives.

The Company assesses the recoverability of intangible assets with definite or estimable useful lives in accordance with SFAS 144 by determining whether the carrying value can be recovered through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized carrying value of intangible assets with finite useful lives will not be recovered, an adjustment would be made to reduce the carrying value to an amount equal to projected future cash flows discounted at the Company’s incremental borrowing rate. The cash flow projections used are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses, or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. The Company’s initial impairment review to determine if an impairment test is required is based on an undiscounted cash flow analysis for asset groups at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines and future volume, revenue and expense growth rates, and discount rates.

In accordance with SFAS 144, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 11, Discontinued Operations, for additional information regarding this impairment charge). During Fiscal 2007, the Company recorded a non-cash pretax charge of $44,507 in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian Division of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 5, Assets Held for Sale, for additional information regarding this impairment charge).

(j) Debt Issuance Costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the lives of the related debt agreements.

(k) Accounts Payable

Included in accounts payable are bank overdrafts, net of deposits on hand, on disbursement accounts that are replenished when checks are presented for payment.

(l) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.

(m) Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of Accumulated other comprehensive income (“AOCI”). Also included in AOCI are the effects of exchange rate changes on intercompany balances of a long-term nature.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

As of September 30, 2008 and 2007, foreign currency translation adjustment balances of $88,719 and $83,483, respectively, were reflected in the Consolidated Balance Sheets in AOCI.

Exchange losses on foreign currency transactions aggregating $3,466, $4,749, and $3,898 for Fiscal 2008, 2007 and 2006, respectively, are included in Other income, net, in the Consolidated Statements of Operations.

(n) Shipping and Handling Costs

The Company incurred shipping and handling costs of $183,676, $180,651 and $169,926 in Fiscal 2008, 2007 and 2006, respectively, which are included in Selling expenses. Shipping and handling costs include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company’s products for shipment at the Company’s distribution facilities.

(o) Advertising Costs

The Company incurred expenses for advertising of $46,417, $55,264 and $45,985 in Fiscal 2008, 2007 and 2006, respectively, which are included in Selling expenses.

(p) Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

(q) Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Basic net loss per common share does not consider common stock equivalents. Diluted net loss per common share reflects the dilution that would occur if employee stock options and restricted stock awards were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the net loss of the entity. The computation of diluted net loss per common share uses the “if converted” and “treasury stock” methods to reflect dilution. The difference between the basic and diluted number of shares is due to the effects of restricted stock and assumed conversion of employee stock options awards.

Net loss per common share is calculated based upon the following shares:

	2008	2007	2006
Basic	50,921	50,909	49,459
Effect of restricted stock and assumed conversion of stock options	—	—	—

Diluted	50,921	50,909	49,459

The Company has not assumed the exercise of common stock equivalents in either Fiscal 2008, 2007 or 2006 as the impact would be antidilutive.

(r) Derivative Financial Instruments

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. When entered into, the Company formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings.

The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

debt to which the swap is designated. During Fiscal 2008, 2007 and 2006, $772, $9,043 and $1,914 of pretax derivative gains, respectively, from such hedges were recorded as an adjustment to Interest expense. During Fiscal 2008, 2007 and 2006, $0, $0 and $431 of pretax derivative gains, respectively, were recorded as adjustments to interest expense for ineffectiveness from such hedges and included in the amounts above. At September 30, 2008 the Company had a portfolio of USD-denominated interest rate swaps outstanding which effectively fixes the interest rates on floating rate debt, exclusive of lender spreads, at rates as follows: 4.46% for a notional principal amount of $170,000 through October 2008, 5.49% for a notional principal amount of $225,000 through March 2010 and 3.01% for a notional principal amount of $80,000 through April 2010. In addition, the Company had a portfolio of EUR-denominated interest rate swaps outstanding which effectively fixes the interest rates on floating rate debt, exclusive of lender spreads, at rates as follows: 2.68% for a notional principal amount of $267,029 through September 2008. The derivative net loss on these contracts recorded in AOCI at September 30, 2008 was $3,604, net of tax benefit of $2,209. The derivative net gain on these contracts recorded in AOCI at September 30, 2007 was $163, net of tax expense of $100. The derivative net gain on these contracts recorded in AOCI at September 30, 2006 was $6,385, net of tax expense of $3,913. At September 30, 2008, the portion of derivative net losses estimated to be reclassified from AOCI into earnings over the next 12 months is $1,899, net of tax.

The Company’s interest rate swap derivative financial instruments are summarized as follows:

	2008		2007		2006
	Notional Amount	Remaining Term	Notional Amount	Remaining Term	Notional Amount	Remaining Term
Interest rate swaps-fixed	$267,029	0.07 years	$175,000	0.03 years	$100,000	0.58 years
Interest rate swaps-fixed	$170,000	0.11 years	$70,760	0.07 years	$251,200	1.00 years
Interest rate swaps-fixed	$225,000	1.52 years	$261,812	1.07 years	$279,400	2.00 years
Interest rate swaps-fixed	$80,000	1.62 years	$170,000	1.11 years	$170,000	2.08 years
Interest rate swaps-fixed			$225,000	2.52 years

The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales or product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net sales or purchase price variance in Cost of goods sold. During Fiscal 2008, 2007 and 2006, $1,729 of pretax derivative losses and $319 and $51, respectively, of pretax derivative gains from such hedges were recorded as an adjustment to Net sales. During Fiscal 2008, 2007 and 2006, $9,293, $2,944 and $334 of pretax derivative losses, respectively, from such hedges were recorded as an adjustment to Cost of goods sold. Following the sale or purchase, subsequent changes in the fair value of the derivative hedge contracts are recorded as a gain or loss in earnings as an offset to the change in value of the related asset or liability recorded in the Consolidated Balance Sheet. During Fiscal 2008, 2007 and 2006, $0, $1,295 and $258 of pretax derivative losses, respectively, from such hedges were recorded as an adjustment to earnings in Other income, net. The pretax derivative adjustment to earnings for ineffectiveness from these contracts for 2008, 2007 and 2006 was $0.

At September 30, 2008, 2007 and 2006, respectively, the Company had $144,776, $157,520 and $97,932 of such foreign exchange derivative contracts outstanding. The derivative net gain on these contracts recorded in AOCI at September 30, 2008 was $3,591, net of tax expense of $1,482. The derivative net loss on these contracts recorded in AOCI at September 30, 2007 was $6,010, net of tax benefit of $3,318. The derivative net gain on these contracts recorded in AOCI at September 30, 2006 was $647, net of tax expense of $326. At September 30, 2008, the portion of derivative net gains estimated to be reclassified from AOCI into earnings over the next 12 months is $2,734, net of tax.

The Company is exposed to risk from fluctuating prices for raw materials, including zinc used in its manufacturing processes. The Company hedges a portion of the risk associated with these materials through the use of commodity call options and swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The call options effectively cap the floating price on a specified quantity of raw materials through a specified date. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. During Fiscal 2008, 2007 and 2006, $10,521 of pretax derivative losses and $8,932 and $3,273, respectively, of pretax derivative gains were recorded as an adjustment to Cost of goods sold for swap or option contracts settled at maturity. The hedges are generally highly effective, however, during Fiscal 2008, 2007 and 2006, $433, $608 and $0 of pretax derivative losses, respectively, were recorded as an adjustment to Cost of goods sold for ineffectiveness. At September 30, 2008 the Company had a series of such

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

swap contracts outstanding through September 2010 with a contract value of $31,030. At September 30, 2007 $45,343 of such commodity contracts were outstanding. At September 30, 2006 $28,521 of such commodity contracts were outstanding. The derivative net loss on these contracts recorded in AOCI at September 30, 2008 was $5,396, net of tax benefit of $2,911. The derivative net loss on these contracts recorded in AOCI at September 30, 2007 was $1,877, net of tax benefit of $1,002. The derivative net gain on these contracts recorded in AOCI at September 30, 2006 was $4,093, net of tax expense of $2,218. At September 30, 2008, the portion of derivative net losses estimated to be reclassified from AOCI into earnings over the next 12 months is $4,498, net of tax.

The Company was also exposed to fluctuating prices of raw materials, such as urea and di-ammonium phosphates, used in its manufacturing processes in the growing products portion of the Home and Garden Business. During Fiscal 2008, 2007 and 2006, $8,925, $5,080 and $(983) of pretax derivative gains (losses), respectively, were recorded as an adjustment to Loss from discontinued operations, net of tax, for swap or option contracts settled at maturity. The hedges are generally highly effective, however, during Fiscal 2008, 2007 and 2006, $(177), $25 and $(24) of pretax derivative gains (losses), respectively, were recorded as an adjustment to Loss from discontinued operations, net of tax, for ineffectiveness. At September 30, 2008, the Company had a series of such swap contracts outstanding through March 2009 with a contract value of $29,174. At September 30, 2007, $18,700 of such commodity contracts were outstanding. At September 30, 2006, $15,093 of such commodity contracts were outstanding. The derivative net loss on these contracts recorded in AOCI at September 30, 2008 was $1,886, net of tax benefit of $1,127. The derivative net gain on these contracts recorded in AOCI at September 30, 2007 was $770, net of tax expense of $473. The derivative net loss on these contracts recorded in AOCI at September 30, 2006 was $598, net of tax benefit of $366. At September 30, 2008, the portion of derivative net losses estimated to be reclassified from AOCI into earnings over the next 12 months is $1,886, net of tax.

The Company periodically enters into forward and swap foreign exchange contracts to hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Canadian Dollars, Brazilian Reals, Colombian Pesos or Turkish Lira. These foreign exchange contracts are fair value hedges of a related liability or asset recorded in the Consolidated Balance Sheet. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. During Fiscal 2008, 2007 and 2006, $9,361 and $16,485 of pretax derivative losses and $2,128 of pretax derivative gains, respectively, from such hedges were recorded as an adjustment to earnings in Other income, net. At September 30, 2008, 2007 and 2006, $110,174, $125,771 and $129,663, respectively, of such foreign exchange derivative contracts were outstanding.

(s) Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term debt approximate fair value. The fair values of long-term debt and derivative financial instruments are generally based on quoted or observed market prices.

The carrying value of financial instruments approximate the fair value of those instruments due to the applicable interest rates being substantially at market (“floating”), except for a $976,458 senior secured U.S. Dollar Term B Loan due March 30, 2013 with interest payable periodically but not less than quarterly at LIBOR plus 4.00%, a €262,000 senior secured Euro Term Loan ($369,283 at September 30, 2008) due March 30, 2013 with interest payable periodically but not less than quarterly at Euro LIBOR plus 4.50%, $2,873 of Senior Subordinated Notes due September 30, 2013 with interest payable semiannually at 8.5%, $347,012 of Senior Subordinated Notes due October 2, 2013 with interest payable semiannually at 12.00% and $700,000 of Senior Subordinated Notes due February 1, 2015 with interest payable semiannually at 7.375%. The total fair value of these Term Loams at September 30, 2008 was approximately $997,654. The total fair value of these Notes at September 30, 2008 was approximately $521,874. (See also Note 2(r), Significant Accounting Policies—Derivative Financial Instruments, and Note 7, Debt).

The carrying amounts and fair values of the Company’s financial instruments are summarized as follows ((liability)/asset):

	September 30,
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Total debt	$(2,523,419)	$(1,647,320)	$(2,460,354)	$(2,256,202)
Interest rate swap agreements	(5,813)	(5,813)	1,986	1,986
Commodity swap and option agreements	(11,320)	(11,320)	(1,636)	(1,636)
Foreign exchange forward agreements	5,251	5,251	(8,974)	(8,974)

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

(t) Environmental Expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale.

(u) Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

(v) Comprehensive Income

Comprehensive income includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as a hedge of net foreign investments, derivative financial instruments designated as cash flow hedges and additional minimum pension liabilities associated with the Company’s pension. Except for the currency translation impact of the Company’s intercompany debt of a long-term nature, the Company does not provide income taxes on currency translation adjustments, as earnings from international subsidiaries are considered to be indefinitely reinvested.

Amounts recorded in AOCI on the Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for the years ended September 30, 2008, 2007 and 2006 are net of the following tax (benefit) expense amounts:

	Pension Adjustment	Cash Flow Hedges	Adjustment to Adopt SFAS 158	Translation Adjustment	Total
2008	$(1,139)	$(4,765)	$—	$(318)	$(6,222)
2007	(1,307)	(3,747)	431	1,217	(3,406)
2006	2,791	6,091	—	266	9,148

(w) Stock Compensation

In connection with the adoption of SFAS 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”), the Company is required to recognize expense related to the fair value of its employee stock option awards. Total stock compensation expense associated with both stock options and restricted stock awards recognized by the Company during Fiscal 2008, 2007 and 2006 was $5,098, $21,329 and $15,896 or $3,141, $13,224 and $10,650, net of taxes, respectively. The amounts before tax are included in General and administrative expenses and Restructuring and related charges in the Consolidated Statements of Operations, of which $433 and $9,972 or $267 and $6,681, net of taxes, was included in Restructuring and related charges during Fiscal 2008 and 2007 primarily related to the accelerated vesting of certain awards. There were no amounts before tax included in Restructuring and related charges in the Consolidated Statements of Operation in Fiscal 2006. The Company expects that total stock compensation expense for the fiscal year ended September 30, 2009 (“Fiscal 2009”) will be approximately $3,326 before the effect of income taxes. As of September 30, 2008, there was $5,058 of unrecognized compensation cost related to restricted stock that is expected to be recognized over a weighted average period of approximately 3 years.

The Company uses or has used two forms of stock based compensation. Shares of restricted stock have been awarded to certain employees and members of management since our fiscal year ended September 30, 2001. Prior to the fourth quarter of Fiscal 2004, the Company also issued stock options to employees, some of which remained unvested at the adoption date of SFAS 123(R). Restricted stock is now the only form of stock based compensation used by the Company.

Stock options previously awarded generally vest under a combination of time-based and performance-based vesting criteria. Under the time-based vesting, the stock options become exercisable primarily in equal increments over a three year period, while under the performance-based vesting such options become exercisable over the same time period or one day prior to the end of the exercise period, if certain performance criteria are not met. The period during which such options, if vested, may be exercised generally extends ten years from the date of grant.

Restricted stock shares granted in Fiscal 2008 and 2007 generally have vesting periods which can range from one to five years. Approximately 61% of the shares granted in Fiscal 2008 and 89% of the shares granted in Fiscal 2007 are purely performance based and vest only upon the achievement of certain performance goals. Such performance goals consist of reportable segment and

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

consolidated company Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) and cash flow components, each as defined by the Company for purposes of such awards. The remaining shares granted in Fiscal 2008 and Fiscal 2007 are time based, which vest either 100% after three years or on a pro rata basis over three years.

Restricted stock shares granted through Fiscal 2006 generally have vesting periods of three to five years. Approximately 50% of the restricted stock shares are purely time-based and vest on a pro rata basis over either a three or four year vesting period and approximately 50% are time-based and performance-based. Vesting of such performance based restricted stock will occur upon achievement of certain performance goals established by the Board of Directors of the Company. Generally, performance targets consist of Earnings Per Share (“EPS”), segment Earnings Before Interest and Taxes (“EBIT”) and cash flow components, each as defined by the Company for purposes of such awards. If such performance targets are not met, the performance component of a restricted stock award will not vest in the year that the performance targets applied to and instead will automatically vest one year after the originally scheduled vesting date, effectively making the award time based. The Company recognizes amortization on the time-based component on a straight-line basis over the vesting period. The Company recognizes amortization on the performance-based component over the vesting period, assuming performance targets will not be met, unless and until it is probable that the performance targets will be met. At the point in time when it is probable that the performance target will be met, the recognition period is shortened one year to account for the accelerated vesting requirement of the performance-based component.

The Company currently has one active incentive plan under which additional shares may be issued to employees as equity compensation; the 2004 Rayovac Incentive Plan (“2004 Plan”). Up to 3,500 shares of common stock, net of forfeitures and cancellations, may be issued under the 2004 Plan, which expires in July 2014. As of September 30, 2008, 2,560 restricted shares had been granted and 1,347 restricted shares were outstanding under the 2004 Plan. No options have been granted under the 2004 Plan.

The Company also has two expired plans under which there remain equity based awards outstanding; the 1997 Rayovac Incentive Plan (“1997 Plan”), which expired on August 31, 2007, and the 1996 Rayovac Corporation Stock Option Plan (“1996 Plan”), which expired on September 12, 2006. As of September 30, 2008 there were options with respect to 418 shares of common stock and 526 restricted shares outstanding under the 1997 Plan, and options with respect to 92 shares of common stock outstanding under the 1996 Plan.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The fair value of restricted stock is determined based on the market price of the Company’s shares on the grant date. A summary of the status of the Company’s non-vested restricted stock as of September 30, 2008 is as follows:

Restricted Stock	Shares	Weighted Average Grant Date Fair Value	Fair Value
Restricted stock at September 30, 2007	2,265	$15.56	$35,242
Granted	408	5.31	2,165
Vested	(532)	19.00	(10,108)
Forfeited	(268)	26.82	(7,188)

Restricted stock at September 30, 2008	1,873	$10.74	$20,111

The following table summarizes the stock option transactions:

	2008		2007		2006
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding, beginning of period	1,510	$15.82	1,911	$14.65	1,988	$14.64
Granted	—	—	—	—	—	—
Exercised	—	—	(149)	4.39	(28)	13.08
Forfeited	(1,000)	16.18	(252)	13.68	(49)	15.46

Outstanding, end of period	510	$15.06	1,510	$15.82	1,911	$14.65

Options exercisable, end of period	420	$15.30	1,384	$15.98	1,659	$14.74

The following table summarizes information about options outstanding and options outstanding and exercisable as of September 30, 2008:

	Options Outstanding			Options Outstanding and Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$11.32 – $14.60	425	3.82 years	$13.56	341	$13.66
$16.19 – $21.50	11	2.94	18.87	8	18.39
$21.63 – $27.13	74	1.42	23.10	71	22.89

	510	3.45	$15.06	420	$15.30

(x) Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). Under SFAS 146, restructuring charges include, but are not limited to, termination and related costs consisting primarily of severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. The Company presents restructuring and related charges on a combined basis. (See also Note 16, Restructuring and Related Charges, for a more complete discussion of restructuring initiatives and related costs).

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

(y) Adoption of New Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). This statement is intended to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The Company does not believe the adoption of SFAS 161 will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“SFAS 159”) which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 further establishes certain additional disclosure requirements. SFAS 159 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years beginning after November 15, 2007, with earlier adoption permitted. No entity is permitted to apply SFAS 159 retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. The Company is currently evaluating the impact that SFAS 159 will have on its financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will significantly change the accounting for future business combinations after adoption. SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently evaluating the impact that SFAS 141(R) will have on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), an amendment of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not believe the adoption of SFAS 160 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. The FASB believes SFAS 157 also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In SFAS 157, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under SFAS 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of SFAS 157 for financial assets and liabilities, as well as any other assets and liabilities that are carried at fair value on a recurring basis in financial statements, are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The FASB did, however, provide a one year deferral for the implementation of SFAS 157 for other non-financial assets. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company is currently evaluating the impact that SFAS 157 will have on its financial condition, results of operations or cash flows.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

(3) Inventories

Inventories consist of the following:

	September 30,
	2008	2007
Raw materials	$89,811	$102,353
Work-in-process	26,160	29,455
Finished goods	267,289	264,521

	$383,260	$396,329

(4) Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30,
	2008	2007
Land, buildings and improvements	$97,076	$105,660
Machinery, equipment and other	391,701	423,559
Construction in progress	16,555	8,382

	505,332	537,601
Less accumulated depreciation	270,527	256,033

	$234,805	$281,568

(5) Assets Held for Sale

At September 30, 2008, the Company had $7,452 included in Assets held for sale in its Consolidated Balance Sheets consisting primarily of a distribution facility in the Dominican Republic and manufacturing facilities in France and Brazil.

At September 30, 2007, the Company had assets and liabilities of $24,975 and $8,475, respectively, related to the Canadian division of the Home and Garden Business included in Assets held for sale and liabilities held for sale in its Consolidated Balance Sheets. See Note 11, Discontinued Operations, for additional information related to the sale of the Canadian division of the Home and Garden Business.

In accordance with SFAS 144, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2007, the Company recorded a non-cash pretax charge of $44,507 in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian division of the Home and Garden Business, in order to reflect the estimated fair value of this business. Such estimated fair value was based on a range of estimated sales values.

The remaining balance in Assets held for sale in the Consolidated Balance Sheets as of September 30, 2007, consisted primarily of a distribution facility in the Dominican Republic and manufacturing facilities in France and Brazil.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

(6) Intangible Assets

Intangible assets consist of the following:

	Global Batteries & Personal Care	Home & Garden	Global Pet Supplies	Total
Goodwill:
Balance as of September 30, 2006	$330,465	$297,330	$502,389	$1,130,184
Impairment charge	(214,039)	(138,135)	—	(352,174)
Effect of translation	13,473	1,883	27,361	42,717

Balance as of September 30, 2007	$129,899	$161,078	$529,750	$820,727
Purchase price allocation during period	—	(1,064)	(379)	(1,443)
Impairment charge	(16,193)	(160,014)	(425,727)	(601,934)
Effect of translation	3,943	—	14,175	18,118

Balance as of September 30, 2008	$117,649	$—	$117,819	$235,468

Intangible Assets:
Trade Names Not Subject to Amortization
Balance as of September 30, 2006, net	$393,110	$146,634	$297,200	$836,944
Additions	—	—	37	37
Purchase price allocation during period	(3,236)	—	—	(3,236)
Impairment charge	(23,400)	(9,136)	(1,000)	(33,536)
Effect of translation	21,315	902	14,400	36,617

Balance as of September 30, 2007, net	$387,789	$138,400	$310,637	$836,826
Purchase price allocation during period	(23,781)	—	—	(23,781)
Impairment charge	(85,700)	(81,400)	(97,900)	(265,000)
Effect of translation	7,952	—	5,608	13,560

Balance as of September 30, 2008, net	$286,260	$57,000	$218,345	$561,605

Intangible Assets Subject to Amortization
Balance as of September 30, 2006, net	$12,304	$78,168	$130,898	$221,370
Additions	—	—	582	582
Amortization during period	(997)	—	(12,849)	(13,846)
Impairment charge	—	(4,249)	—	(4,249)
Effect of translation	1,259	428	4,674	6,361

Balance as of September 30, 2007, net	$12,566	$74,347	$123,305	$210,218
Purchase price allocation during period	126	—	39	165
Amortization related to discontinued operations	—	(3,020)	—	(3,020)
Amortization during period	(1,142)	(12,970)	(13,575)	(27,687)
Effect of translation	279	—	1,249	1,528

Balance as of September 30, 2008, net	$11,829	$58,357	$111,018	$181,204

Total Intangible Assets, net	$298,089	$115,357	$329,363	$742,809

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names. The carrying value of technology assets was $32,120, net of accumulated amortization of $14,660 at September 30, 2008 and $35,635, net of accumulated amortization of $10,726 at September 30, 2007. The trade names subject to amortization relate to the United Industries Corporation (“United”) acquisition. The carrying value of these trade names was $1,820, net of accumulated amortization of $9,135 at September 30, 2008 and $4,868 net of accumulated amortization of $5,690 at September 30, 2007. Remaining intangible assets subject to amortization include customer relationship intangibles. The carrying value of customer relationships was $147,264, net of accumulated amortization of $58,913 at September 30, 2008 and $169,715, net of accumulated amortization of $35,586 at September 30, 2007. Of the intangible assets acquired in the United and Jungle Laboratories Corporation acquisitions, customer relationships and technology assets have been assigned a life of approximately 12 years and other intangibles have been assigned lives of 1 year to 4 years. Of the intangible assets acquired in the Tetra Holing GmbH and its affiliates and subsidiaries in the aquatics business (“Tetra”) acquisition, customer relationships have been assigned a life of approximately 12 years and technology assets have been assigned a 6 year life.

The purchase price allocation decrease to Global Batteries & Personal Care trade names not subject to amortization during Fiscal 2007 relates to the reversal of a portion of a deferred tax valuation allowance established in connection with the acquisition of Microlite S.A. (“Microlite”) in May, 2004. In accordance with SFAS No. 109, “Accounting for Income Taxes,” intangible assets were reduced as all prior goodwill related to the Microlite acquisition had been previously written off.

SFAS 142 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2008 and 2007, the Company conducted its impairment testing of goodwill and indefinite-lived intangible assets. As a result of these analyses the Company recorded a non-cash pretax impairment charge of approximately $861,234 and $362,452 in Fiscal 2008 and Fiscal 2007, respectively. Of the Fiscal 2008 impairment, approximately $601,934 of the charge related to impaired goodwill and $259,300 related to impaired trade name intangible assets. Of the Fiscal 2007 impairment, approximately $338,052 of the charge related to impaired goodwill and $24,400 related to impaired trade name intangible assets. (See also Note 2(i), Significant Accounting Policies—Intangible Assets, for further details on the impairment charges).

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

As previously disclosed, the Company has designated the growing products portion of the Home and Garden Business and the Canadian division of the Home and Garden Business as discontinued operations. In accordance with SFAS 144, long-lived assets to be disposed are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 11, Discontinued Operations, for additional information regarding this impairment charge). During Fiscal 2007, the Company recorded a non-cash pretax charge of approximately $44,507 in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian division of the Home and Garden Business in order to reflect the estimated fair value of this business. Approximately $14,122 of this charge related to impaired goodwill, approximately $9,136 related to impaired trade name intangible assets, and approximately $4,249 related to impaired customer relationship intangibles. (See also Note 5, Assets Held for Sale, and Note 11, Discontinued Operations, for additional information relating to this impairment charge).

The amortization expense related to intangibles subject to amortization for Fiscal 2008, 2007 and 2006 is as follows:

	2008(A)	2007(A)	2006
Proprietary technology amortization	$3,934	$3,601	$3,600
Customer list amortization	23,327	9,737	16,421
Trade names amortization	426	508	1,948

	$27,687	$13,846	$21,969

(A)	Fiscal 2007 does not include amortization expense associated with the Home and Garden Business, as the Home and Garden Business was designated a discontinued operation in Fiscal 2007, in accordance with SFAS 144. Fiscal 2008 includes amortization expense related to Fiscal 2007, as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008. (See also Note 13, Segment Assets, for further details on amortization expense related to the Home and Garden Business).

The Company estimates annual amortization expense for the next five fiscal years will approximate $20,382 per year.

(7) Debt

Debt consists of the following:

	September 30, 2008		September 30, 2007
	Amount	Rate	Amount	Rate(A)
Senior Subordinated Notes, due February 1, 2015	$700,000	7.4%	$700,000	7.4%
Senior Subordinated Notes, due October 2, 2013	347,012	12.0%	347,012	11.3%
Term Loan B, U.S. Dollar, expiring March 30, 2013	976,458	6.8%	997,500	9.6%
Term Loan, Euro, expiring March 30, 2013	369,283	9.6%	369,855	8.8%
Senior Subordinated Notes, due October 1, 2013	2,873	8.5%	2,873	8.5%
Revolving Credit Facility, expiring September 28, 2011	80,000	5.0%	—	—
Other notes and obligations	34,210	9.7%	28,719	5.6%
Capitalized lease obligations	13,583	4.9%	14,395	5.0%

	2,523,419		2,460,354
Less current maturities	48,637		43,438

Long-term debt	$2,474,782		$2,416,916

(A)	Interest rates on senior credit facilities represent the period-end weighted average rates on balances outstanding exclusive of the effects of any interest rate swaps.

Senior Credit Facilities

During Fiscal 2007, the Company refinanced its outstanding senior credit facilities with new senior secured credit facilities pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $1,000,000 U.S. Dollar Term B Loan facility (the “U.S. Dollar Term B Loan”), a $200,000 U.S. Dollar Term B II Loan facility (the “U.S. Dollar Term B II Loan”), a

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

€262,000 Term Loan facility (the “Euro Facility”), and a $50,000 synthetic letter of credit facility (the “L/C Facility”). The proceeds of borrowings under the Senior Credit Agreement were used to repay all outstanding obligations under the Company’s Fourth Amended and Restated Credit Agreement, dated as of February 7, 2005, to pay fees and expenses in connection with the refinancing and the exchange offer completed on March 30, 2007 relating to certain of our senior subordinated notes and for general corporate purposes. Subject to certain mandatory prepayment events, the term loan facilities under the Senior Credit Agreement are subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due on March 30, 2013. Letters of credit issued pursuant to the L/C Facility are required to expire, at the latest, five business days prior to March 30, 2013.

On September 28, 2007, as provided for in the Senior Credit Agreement, the Company entered into a $225,000 U.S. Dollar Asset Based Revolving Loan Facility (the “ABL Facility”) pursuant to a new credit agreement (the “ABL Credit Agreement”). The ABL Facility replaced the U.S. Dollar Term B II Loan, which was simultaneously prepaid using cash on hand generated from the Company’s operations and available cash from prior borrowings under its Senior Credit Agreement in connection with the above-referenced refinancing. The Company, at its option, may increase the existing $225,000 commitment under the ABL Facility up to $300,000 upon request to the lenders under the ABL Facility and upon meeting certain criteria specified in the ABL Credit Agreement. The ABL Facility has a maturity date of September 28, 2011, subject to certain mandatory prepayment events. As of September 30, 2008, the Company had aggregate borrowing availability of approximately $108,106, net of lender reserves of $31,894 and outstanding letters of credit of $5,000, under the ABL Facility. As of September 30, 2007, the Company had aggregate borrowing availability of approximately $171,005, net of lenders reserves of $32,370, under the ABL Facility. References to “Senior Credit Facilities” in this Annual Report on Form 10-K, refer, collectively, to the U.S. Dollar Term B Loan, the Euro Facility and the ABL Facility.

During Fiscal 2008, the Company repaid $29,203 of term loan indebtedness under its Senior Credit Agreement with borrowings under the ABL Facility and net proceeds from the sale of the Canadian division of the Home and Garden Business. See Note 11, Discontinued Operations for further details on the sale of the Canadian division of the Home and Garden Business.

At September 30, 2008, the aggregate amount outstanding under the Company’s Senior Credit Facilities totaled a U.S. Dollar equivalent of $1,478,727, including principal amounts of $976,458 under the U.S. Dollar Term B Loan, €255,843 under the Euro Facility (USD $369,283 at September 30, 2008), and $85,000 under the ABL Facility, including $5,000 in letters of credit. Letters of credit outstanding under the L/C Facility totaled $47,986 at September 30, 2008.

The aggregate scheduled maturities of debt as of September 30, 2008 are as follows:

2009	$48,637
2010	14,525
2011	94,403
2012	14,366
2013	1,292,316
Thereafter	1,059,172

$2,523,419

Aggregate capitalized lease obligations included in the amounts above are payable in installments of $1,008 in 2009, $826 in 2010, $844 in 2011, $807 in 2012, $811 in 2013 and $9,287 thereafter.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum senior secured leverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, the Company and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations.

The ABL Credit Agreement also contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, the Company and its domestic subsidiaries have guaranteed their respective obligations under the ABL Credit Agreement and related loan documents and have pledged certain of their liquid assets, including, but not limited to, deposit accounts, trade receivables and inventory to secure such obligations.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The Senior Credit Agreement and ABL Credit Agreement each provide for customary events of default, including payment defaults and cross-defaults on other material indebtedness. If an event of default occurs and is continuing under either agreement, amounts due under such agreement may be accelerated and the rights and remedies of the lenders under such agreement available under the applicable loan documents may be exercised, including rights with respect to the collateral securing the obligations under such agreement.

As of September 30, 2008, the Company was in compliance with all of the covenants under the Senior Credit Agreement and ABL Credit Agreement.

Senior Subordinated Notes

At September 30, 2008, the Company had outstanding principal of $700,000 under its 7  3/8% Senior Subordinated Notes due 2015, outstanding principal of $2,873 under its 8  1/2% Senior Subordinated Notes due 2013, and outstanding principal of $347,012 under its Variable Rate Toggle Senior Subordinated Notes due 2013 (collectively, the “Senior Subordinated Notes”). The Variable Rate Toggle Senior Subordinated Notes due 2013 are subject to a variable rate of interest that increases semi-annually, varying depending on whether interest is paid in cash or increased principal. As of September 30, 2008, the Variable Rate Toggle Senior Subordinated Notes due 2013 bore interest at a rate of 12%.

The Company may redeem all or a part of the Variable Rate Toggle Senior Subordinated Notes due 2013 upon not less than 30 nor more than 60 days notice, at specified redemption prices. The terms of the 8  1/2% Senior Subordinated Notes due 2013 and 7   3/8% Senior Subordinated Notes due 2015 do not currently permit redemption. Further, the indentures governing the 7  3/8% Senior Subordinated Notes due 2015 and the Variable Rate Toggle Senior Subordinated Notes due 2013 require the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indentures and require prepayment in connection with certain asset sales.

The indentures governing the Senior Subordinated Notes contain customary covenants that limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase its equity interests, make certain investments, expand into unrelated businesses, create liens on assets, merge or consolidate with another company, transfer or sell all or substantially all of its assets, and enter into transactions with affiliates.

In addition, the indentures governing the Senior Subordinated Notes each provide for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the respective indentures arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the notes subject to that indenture. If any other event of default under an indenture occurs and is continuing, the trustee for that indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of those notes, may declare the acceleration of the amounts due under those notes.

As of September 30, 2008, the Company was in compliance with all covenants under the Senior Subordinated Notes and the respective indentures. The Company, however, is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under each of the indentures being below 2:1. Until the test is satisfied, the Company and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

(8) Shareholders’ Equity

The Company granted approximately 408 shares of restricted stock during Fiscal 2008. Of these grants, 158 shares are time-based and vest on a pro rata basis over a three year period and 250 are purely performance-based and vest only upon achievement of certain performance goals. All vesting dates are subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Company’s Board of Directors or if the employee is terminated without cause. The total market value of the restricted shares on the date of grant was approximately $2,165.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The Company granted approximately 1,689 shares of restricted stock during Fiscal 2007. Of these grants, approximately 194 shares are time-based and vest either 100% after three years or on a pro rata basis over a three-year period and 1,495 shares are purely performance-based and vest only upon achievement of certain performance goals. The total market value of the restricted shares on the date of grant was approximately $12,750. Unearned compensation is being amortized to expense over the appropriate vesting period. All vesting dates are subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Company’s Board of Directors or Compensation Committee or if the employee is terminated without cause.

The Company granted approximately 965 shares of restricted stock during Fiscal 2006. Of these grants, approximately 415 shares are time-based and vest on a pro rata basis over either a three or four-year period and 390 shares are performance-based and vest upon achievement of certain performance goals. If the performance targets are not met, the performance component of a restricted stock award will automatically vest one year after the originally scheduled vesting date, effectively making the award time-based. The remaining 160 shares vest at specific dates throughout 2008 and 2009. The total market value of the restricted shares on the date of grant was approximately $18,875. Unearned compensation is being amortized to expense over the appropriate vesting period. All vesting dates are subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Company’s Board of Directors or Compensation Committee or if the employee is terminated without cause.

(See also Note 2(w), Significant Accounting Policies—Stock Compensation, for additional information on grants and forfeitures of restricted shares during Fiscal 2008, 2007 and 2006).

(9) Stock Option Plans

In 1996, the Company’s Board of Directors (“Board”) approved the Rayovac Corporation 1996 Stock Option Plan (“1996 Plan”). Under the 1996 Plan, stock options to acquire up to 2,318 shares of common stock, in the aggregate, may be granted to select employees and non-employee directors of the Company under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the common stock on the date of grant. As of September 30, 2008, there were options with respect to 92 shares of common stock outstanding under the 1996 Plan. The 1996 Plan expired on September 12, 2006.

In 1997, the Board adopted the 1997 Rayovac Incentive Plan (“1997 Plan”). Under the 1997 Plan, the Company could grant to employees and non-employee directors stock options, stock appreciation rights (“SARs”), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the 1997 Plan. Up to 5,000 shares of Common stock may be issued under the 1997 Plan. The 1997 Plan expired in August 31, 2007. As of September 30, 2008, there were options with respect to 418 shares of common stock and 526 restricted shares outstanding under the 1997 Plan.

In 2004, the Board adopted the 2004 Rayovac Incentive Plan (“2004 Plan”). The 2004 Plan supplements the 1997 Plan. Under the 2004 Plan, the Company may grant to employees and non-employee directors stock options, SARs, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the 2004 Plan. Up to 3,500 shares of common stock, net of forfeitures and cancellations, may be issued under the 2004 Plan. At September 30, 2008, 2,560 restricted shares had been granted and 1,347 restricted shares were outstanding under the 2004 Plan. No options have been granted under the 2004 Plan. The 2004 Plan expires on July 31, 2014.

See also Note 2(w), Significant Accounting Policies—Stock Compensation, and Note 8, Shareholders’ Equity, for information on grants and forfeitures of restricted shares during Fiscal 2008, 2007 and 2006.

(10) Income Taxes

Income tax (benefit) expense was calculated based upon the following components of income from continuing operations before income tax:

	2008	2007	2006
Pretax (loss) income:
United States	$(654,003)	$(544,967)	$(246,723)
Outside the United States	(260,815)	37,712	(214,179)

Total pretax loss	$(914,818)	$(507,255)	$(460,902)

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The components of income tax expense (benefit) are as follows:

	2008	2007	2006
Current:
Federal	$—	$(219)	$819
Foreign	20,964	15,445	23,678
State	2,089	1,245	450

Total current	23,053	16,471	24,947
Deferred:
Federal	27,109	57,382	(50,193)
Foreign	(63,064)	(16,140)	3,690
State	3,442	(1,944)	(7,887)

Total deferred	(32,513)	39,298	(54,390)

Income tax (benefit) expense	$(9,460)	$55,769	$(29,443)

The following reconciles the Federal statutory income tax rate with the Company’s effective tax rate:

	2008	2007	2006
Statutory federal income tax rate	35.0%	35.0%	35.0%
Non U.S. permanent items	(0.4)	(2.4)	(0.8)
Revaluation of Deferred Taxes	0.2	5.6	—
Foreign statutory rate vs. U.S. statutory rate	(1.8)	0.9	0.6
State income taxes, net of federal benefit	1.4	2.4	1.5
Net nondeductible (deductible) interest expense	0.2	1.5	1.7
SFAS 142 Impairment	(10.9)	(10.4)	(23.7)
Valuation allowance	(23.8)	(42.3)	(6.0)
Other	1.1	(0.2)	(1.5)

	1.0%	(9.9)%	6.8%

The tax effects of temporary differences, which give rise to significant portions of the deferred tax assets and deferred tax liabilities, are as follows:

	September 30,
	2008	2007
Current deferred tax assets:
Employee benefits	$4,545	$2,774
Restructuring	1,460	9,847
Inventories and receivables	14,035	16,870
Marketing and promotional accruals	3,788	3,776
Foreign currency hedges	3,800	1,750
Other	18,313	12,939
Valuation allowance	(26,544)	(24,315)

Total current deferred tax assets	19,397	23,641
Current deferred tax liabilities:
Inventory	(1,143)	(1,433)
Other	(4,297)	—

Total current deferred tax liabilities	(5,440)	(1,433)

Net current deferred tax assets	$13,957	$22,208

Noncurrent deferred tax assets:
Employee benefits	$7,398	$18,920
Restructuring and purchase accounting	13,335	4,708

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

	September 30,
	2008	2007
Marketing and promotional accruals	932	1,622
Net operating loss and credit carry forwards	447,329	354,506
Other	10,729	7,894
Valuation allowance	(469,426)	(283,062)

Total noncurrent deferred tax assets	10,297	104,588
Noncurrent deferred tax liabilities:
Property, plant, and equipment	(22,778)	(30,080)
Unrealized gains	(4,044)	(4,631)
Intangibles	(93,749)	(231,859)
Other	(4,400)	(7,105)

Total noncurrent deferred tax liabilities	(124,971)	(273,675)

Net noncurrent deferred tax liabilities	$(114,674)	$(169,088)

Net current and noncurrent deferred tax liabilities	$(100,717)	$(146,880)

Undistributed earnings of the Company’s foreign operations amounting to approximately $357,933 and $329,952 at September 30, 2008 and 2007, respectively, are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings at September 30, 2008 and 2007. The tax liability that would result from the distribution of these earnings via a dividend distribution is not practicable to determine.

The Company, as of September 30, 2008 has U.S. federal and state net operating loss carryforwards of approximately $1,008,814 and $1,831,990, respectively which will expire between 2009 and 2028. The Company has foreign net operating loss carryforwards of approximately $141,653 which will expire beginning in 2009. Certain of the foreign net operating losses have indefinite carryforward periods. As of September 30, 2007 the Company has U.S. federal, state and foreign net operating loss carryforwards of approximately $763,308, $1,141,205 and $117,116, respectfully. The Company has had a change of ownership, as defined under Internal Revenue Code Section 382, that subjects the Company’s U.S. net operating losses to certain limitations. These limitations include an overall annual limitation and a limitation related to gains generated upon the divestiture of certain assets.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. As of September 30, 2008 and September 30, 2007, the Company’s valuation allowance, established for the tax benefit that may not be realized, totaled approximately $495,970 and $307,376, respectively. As of September 30, 2008 and September 30, 2007, approximately $467,546 and $235,181, respectively related to U.S. net deferred tax assets, and approximately $28,424 and $72,195, respectively related to foreign net deferred tax assets. The increase in the allowance during 2008 totaled approximately $188,594, of which approximately $232,365 related to an increase in the valuation allowance against U.S. net deferred tax assets, and approximately $43,771 related to a decrease in the valuation allowance against foreign net deferred tax assets. Included in the total change in the valuation allowance related to foreign net deferred tax assets, approximately $23,781 was recorded as a reduction in other identified intangible assets.

The Company is continuously undergoing examination by various taxing authorities. The IRS and other state and foreign taxing authorities routinely challenge certain deductions and credits reported by the Company on its income tax returns. In accordance with SFAS 109, “Accounting for Income Taxes,” the Company establishes reserves for tax contingencies that reflect its best estimate of the deductions and credits that it may be unable to sustain, or that it could be willing to concede as part of a broader tax settlement. In 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires the Company to recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company adopted the provisions of FIN 48 on October 1, 2007. As a result of the adoption of FIN 48, the Company recognized no cumulative effect adjustment. As of October 1, 2007 and September 30, 2008, the Company had approximately $7,933 and $7,479 of unrecognized tax benefits, respectively, of which approximately $4,630 and $4,860, respectively, would affect the Company’s effective tax rate if recognized and approximately $2,629 and $1,945, respectively, of which would result in a reduction in goodwill if recognized. The change from October 1, 2007 to September 30, 2008 is primarily a result of the accrual of additional interest and penalties and the settlement of a tax examination in Germany as further discussed below.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of October 1, 2007 and September 30, 2008, the Company had approximately $1,525 and $1,806, respectively, of accrued interest and penalties related to uncertain tax positions.

The Company does not expect any significant increases in the unrecognized tax benefits within twelve months of the reporting date of this Annual Report on Form 10-K.

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S. and Germany. In the U.S., federal tax filings for years prior to and including the Company’s fiscal year ended September 30, 2004 are closed. However, the federal net operating loss carryforward from the Company’s fiscal year ended September 30, 2004 is subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforward is utilized and that year is closed for audit. The Company’s fiscal years ended September 30, 2005, 2006 and 2007 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

During Fiscal 2008, certain of the German legal entities acquired by the Company in April, 2005 settled German tax audits for the fiscal years ended 2001 through 2004. As a result of the settlement, the Company reduced its unrecognized tax benefits by approximately $734, resulting in a reduction of goodwill of approximately $379 and the remainder of which was reclassified as a current tax liability.

The Company cannot predict the ultimate outcome of its current tax examinations. However, it is reasonably possible that during the next 12 months some portion of previously unrecognized tax benefits could be recognized.

SFAS 142 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During 2008 and 2007, the Company, as a result of its testing, recorded non-cash pre tax impairment charges of $861,234 and $362,452, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of $142,877 and $76,500 in Fiscal 2008 and 2007, respectively, as a result of a significant portion of the impaired assets not being deductible for tax purposes.

(11) Discontinued Operations

In the third quarter of the Company’s fiscal year ended September 30, 2006, the Company engaged advisors to assist it in exploring possible strategic options, including divesting certain assets, in order to reduce its outstanding indebtedness. In connection with this undertaking, during the first quarter of the Company’s fiscal year ended September 30, 2007 the Company approved and initiated a plan to sell the Home and Garden Business, which at the time was comprised of United States (“U.S.”) and Canadian divisions and was engaged in the manufacturing and marketing of lawn and garden and insect control products as well as growing media products. As a result, the Company designated certain assets and liabilities related to the Home and Garden Business as held for sale and designated the Home and Garden Business as discontinued operations.

On November 1, 2007, the Company sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled $14,931 and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in the Consolidated Statements of Cash Flows included in this Annual Report on Form 10-K. On February 5, 2008, the Company finalized the contractual working capital adjustment in connection with this sale which increased proceeds received by the Company by $500. As a result of the finalization of the contractual working capital adjustments the Company recorded a loss on disposal of $1,087, net of tax benefit.

During the second quarter of the Company’s fiscal year ended September 30, 2008 the Company determined that in view of the difficulty in predicting the timing or probability of a sale of the Home and Garden Business, the requirements of SFAS 144, necessary to classify the Home and Garden Business as discontinued operations were no longer met. As a result, effective December 31, 2007, the Company reclassified the Home and Garden Business, which had been designated as a discontinued operation since October 1, 2006, as a continuing operation.

On November 11, 2008, the Company’s Board of Directors approved the shutdown of the growing products portion of its Home and Garden Business segment, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. This decision was made only after attempts by the Company to sell this segment, in whole or in part, were unsuccessful. The shutdown of the growing products portion of its Home and Garden Business was completed during the second quarter of the Company’s fiscal year ending September 30, 2009. (See also Note 1, Description of Business; Note 2, Significant Accounting Policies

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

- (b); (e); (i); (n); (o) and (r), Revenue Recognition; Concentrations of Credit Risk, Major Customers, and Employees; Intangible Assets; Shipping and Handling Costs; Advertising Costs and Derivative Financial Statements, respectively; Note 6, Intangible Assets; Note 10, Income Taxes; Note 13, Segment Information; Note 17, Subsequent Events; Note 18, Quarterly Results (Unaudited); and Note 20, Consolidating Financial Statements for Notes to Consolidated Financial Statements that have been recast in this Current Report on Form 8-K as a result of the shutdown of the growing products portion of the Home and Garden Business segment in comparison with the Company’s Fiscal 2008 Annual Report on Form 10-K filed with the SEC on December 10, 2008.)

In accordance with SFAS 144, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business.

Accordingly, the presentation herein of the results of continuing operations includes the Home and Garden Business, without the growing products portion of the Home and Garden business, which the shutdown was completed during the second quarter of the Company’s Fiscal 2009, and the Canadian division which, as indicated above, was sold on November 1, 2007, for all periods presented. (See also Note 5, Assets Held for Sale, where the specific assets and liabilities to be sold are further discussed.)

The presentation herein of the results of continuing operations has been changed to exclude the growing products portion of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for the years ended September 30, 2008, 2007 and 2006, respectively:

	2008	2007	2006
Net sales	$261,439	$232,010	$233,733

(Loss) income from discontinued operations before income taxes	$(27,124)	$6,359	$5,194
Provision for income tax (benefit) expense	(2,182)	—	1,947

(Loss) income from discontinued operations, net of tax	$(24,942)	$6,359	$3,247

In accordance with SFAS 144, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2007, the Company recorded a non-cash pretax charge of $44,507 in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian division of the Home and Garden Business, in order to reflect the estimated fair value of this business. Such estimated fair value was based on a range of estimated sales values.

The presentation herein of the results of continuing operations has been changed to exclude the Canadian division of its Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for the years ended September 30, 2008, 2007 and 2006, respectively:

	2008	2007	2006
Net sales	$4,732	$88,724	$89,506

Loss from discontinued operations before income taxes	$(1,896)	$(46,324)	$(378)
Provision for income tax benefit	(651)	(6,276)	(138)

Loss from discontinued operations (including loss on disposal of $1,087 in 2008), net of tax	$(1,245)	$(40,048)	$(240)

On January 25, 2006, the Company sold its fertilizer technology and Canadian professional fertilizer products businesses of Nu-Gro to Agrium Inc. Proceeds from the sale were used to reduce outstanding debt. Nu-Gro Pro and Tech Fiscal 2005 revenue approximated $80,000 from sales of high-end specialty controlled-release nitrogen fertilizer and other products to professional turf markets and specialty wholesale fertilizer customers. As part of the transaction, the Company signed strategic multi-year reciprocal supply agreements with Agrium. Proceeds from the sale totaled approximately $83,000 after selling expenses and contractual working capital adjustments which were finalized on October 30, 2006.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

Effective October 1, 2005, the Company reflected the operations of Nu-Gro Pro and Tech as discontinued operations. Therefore, the presentation herein of the results of continuing operations has been changed to exclude Nu-Gro Pro and Tech for all periods presented. The Company discontinued these operations as part of the United integration initiatives. (See also Note 16, Restructuring and Related Charges, for additional discussion of United integration initiatives). The following amounts have been segregated from continuing operations and are reflected as discontinued operations for the year ended September 30, 2006:

2006(A)
Net sales	$16,314

Loss from discontinued operations before income taxes	$(6,388)
Provision for income tax benefit	(868)

Loss from discontinued operations (including loss on disposal of $3,901), net of tax	$(5,520)

(A)	Represents results for the discontinued operations for October 1, 2005 through January 2006.

(12) Employee Benefit Plans

Pension Benefits

The Company has various defined benefit pension plans covering some of its employees in the United States and certain employees in other countries, primarily the United Kingdom and Germany. Plans generally provide benefits of stated amounts for each year of service. The Company funds its U.S. pension plans at a level to maintain, within established guidelines, the IRS-defined 92 percent current liability funded status. At January 1, 2008, the date of the most recent calculation, all U.S. funded defined benefit pension plans reflected a current liability funded status equal to or greater than 92 percent. Additionally, in compliance with the Company’s funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.

The Company also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. The Company also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by the Company will fund these agreements. Under the remaining agreements, the Company has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Other Benefits

Under the Rayovac postretirement plan the Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period. During Fiscal 2007 the Company recognized a curtailment gain of approximately $2,417 associated with this plan as retirees now pay the full actuarial cost for health care benefits offered under this plan.

Under the Tetra U.S. postretirement plan the Company provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. The plan is contributory with retiree contributions adjusted annually and contains other cost-sharing features such as deductibles, coinsurance and copayments. During Fiscal 2007 the Company terminated this plan which resulted in a gain of approximately $2,730.

Effective September 30, 2007, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R),” (“SFAS 158”). The recognition and disclosure provisions of this statement requires recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the statement of financial position, and to recognize changes in that funded status in AOCI in the year in which the adoption occurs. The Company measures plan assets and obligations of its domestic pension plans as of June 30 each year and either June 30 or September 30 each year for its foreign pension plans and its domestic other postretirement plans. The measurement date provisions of SFAS 158, which for the Company becomes effective Fiscal 2009, will require the

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

Company to measure all of its defined benefit pension and postretirement plan assets and obligations as of September 30, its fiscal year end. The Company does not believe the adoption of the measurement date provisions of SFAS 158 will have a material impact on its financial position, results of operations and cash flow.

The adoption of SFAS 158 had no impact on the Company’s results of operations or its cash flows. SFAS 158 did have an incremental effect on individual line items in the Company’s Consolidated Balance Sheet as of September 30, 2007, as reflected in the following table. Had the Company not been required to adopt SFAS 158 at September, 30, 2007, an additional minimum liability would have been recognized pursuant to the provisions SFAS No. 87, “Employers’ Accounting for Pensions”. The effect of recognizing the additional minimum liability is included in the table below in the column labeled “Prior to Adopting SFAS 158”.

The adoption of SFAS 158 on September 30, 2007, resulted in incremental adjustments to the following accounts in the Consolidated Balance Sheet:

	At September 30, 2007
	Prior to Adopting SFAS 158	Effect of Adopting SFAS 158	Total
Deferred Tax Asset-Long-term	$431	$(431)	$—
Intangible Assets	831,122	(1,824)	829,298
Other Assets	1,967,986	319	1,968,305
Total Employee Benefit Obligation	(58,306)	3,836	(54,470)
AOCI	(63,764)	(1,900)	(65,664)

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The following tables provide additional information on the Company’s pension and other postretirement benefit plans:

	Pension and Deferred Compensation Benefits		Other Benefits
	2008	2007	2008	2007
Change in benefit obligation
Benefit obligation, beginning of year	$118,589	$113,391	$458	$5,298
Service cost	2,616	3,197	13	223
Interest cost	6,475	6,294	27	163
Other events	66	—	—	—
Actuarial (gain) loss	(9,874)	(8,975)	(75)	157
Loss (gain) on curtailment	—	694	—	(5,147)
Participant contributions	320	119	—	—
Benefits paid	(8,159)	(4,414)	(21)	(236)
Foreign currency exchange rate changes	(659)	8,283	—	—

Benefit obligation, end of year	$109,374	$118,589	$402	$458

Change in plan assets
Fair value of plan assets, beginning of year	$73,422	$63,133	$—	$—
Assets acquired with acquisitions	—	—	—	—
Actual return on plan assets	(3,301)	5,864	—	—
Employer contributions	7,344	4,882	21	236
Employee contributions	2,081	119	—	—
Benefits paid	(8,159)	(4,414)	(21)	(236)
Assets transferred out	—	(216)	—	—
Plan expenses paid	(178)	(198)	—	—
Foreign currency exchange rate changes	(797)	4,252	—	—

Fair value of plan assets, end of year	$70,412	$73,422	$—	$—

Funded status before fourth quarter contributions	$(38,962)	$(45,167)	$(402)	$(458)
Fourth quarter contributions	548	4,352	—	—

Accrued Benefit Cost	(38,414)	(40,815)	(402)	(458)
Weighted-average assumptions:
Discount rate	5.0%-7.0%	4.50%-6.25%	6.75%	6.25%
Expected return on plan assets	4.5%-8.0%	4.5%-8.0%	N/A	N/A
Rate of compensation increase	0%-4.6%	0%-4.4%	N/A	N/A

The net underfunded status of $38,414 is recognized in the accompanying Consolidated Balance Sheet as $1,290 within Other Assets for our overfunded plans and $39,704 within Total Employee Benefit Obligations for our underfunded plans. Included in AOCI as of September 30, 2008 are the following amounts that have not yet been recognized as components of net periodic pension cost: unrecognized net losses of $4,173 and unrecognized net prior service costs of $1,626. The net loss, and net prior services costs in AOCI expected to be recognized during Fiscal 2009 are $159 and $214, respectively.

At September 30, 2008, the Company’s total pension and deferred compensation benefit obligation of $109,374 consisted of $36,116 associated with U.S. plans and $73,258 associated with international plans. The fair value of the Company’s assets of $70,412 consisted of $30,137 associated with U.S. plans and $40,275 associated with international plans. The weighted average discount rate used for the Company’s domestic plans was approximately 6.8% and approximately 6.4% for its international plans. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 8.0% and approximately 5.3% for its international plans.

At September 30, 2007, the Company’s total pension and deferred compensation benefit obligation of $118,589 consisted of $38,069 associated with U.S. plans and $80,520 associated with international plans. The fair value of the Company’s assets of $73,422 consisted of $28,012 associated with U.S. plans and $45,410 associated with international plans. The weighted average discount rate used for the Company’s domestic plans was approximately 6.3% and approximately 5.6% for its international plans. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 8.0% and approximately 5.4% for its international plans.

	Pension and Deferred Compensation Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
Components of net periodic benefit cost
Service cost	$2,616	$3,197	$4,686	$13	$223	$614
Interest cost	6,475	6,294	5,215	27	163	299
Expected return on assets	(4,589)	(4,146)	(3,838)	—	—	—
Amortization of prior service cost	371	703	404	—	—	22
Amortization of transition obligation	—	—	34	—	—	—
Curtailment loss	11	—	—	—	—	—
Recognized net actuarial loss (gain)	136	208	1,607	(61)	(58)	—

Net periodic cost (benefit)	$5,020	$6,256	$8,108	$(21)	$328	$935

The contributions to the Company’s pension plans between July 1 and September 30 were $1,418, $6,492 and $3,778 in Fiscal 2008, 2007 and 2006, respectively. All of the Company’s plans individually have accrued benefit costs.

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds of the respective countries as well as current market conditions.

Below is a summary allocation of all pension plan assets along with expected long-term rates of return by asset category as of the measurement date.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

	Weighted Average Allocation
	Target	Actual
Asset Category	2008	2008	2007
Equity Securities	0-60%	36%	32%
Fixed Income Securities	0-40%	16%	15%
Other	0-100%	48%	53%

Total	100%	100%	100%

The weighted average expected long-term rate of return on total assets is 6.4%.

The Company has established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Specific asset class targets are based on the results of periodic asset liability studies. The investment policies permit variances from the targets within certain parameters. The weighted average expected long-term rate of return is based on a Fiscal 2008 review of such rates. The plan assets currently do not include holdings of Spectrum common stock.

The Company’s Fixed Income Securities portfolio is invested primarily in commingled funds and managed for overall return expectations rather than matching duration against plan liabilities; therefore, debt maturities are not significant to the plan performance.

The Company’s Other portfolio consists of all pension assets, primarily life insurance contracts, in the United Kingdom, Germany and the Netherlands.

The Company expects to make minimal contributions to its pension plans in 2009. The Company’s expected future pension benefit payments for Fiscal 2009 through our fiscal year 2018 are as follows:

2009	$3,917
2010	4,077
2011	4,426
2012	4,725
2013	5,108
2014 to 2018	30,395

The Company sponsors a supplemental executive retirement plan (“SERP”) for eligible employees. Each October 1, the account of each participant is credited by an amount equal to 15% of the participant’s salary. In addition, each quarter each account is credited by an amount equal to 2% of the participant’s account value. Each participant vests 20% per year in his account, with immediate full vesting occurring upon death, disability or a change in control of the Company. During Fiscal 2007 the Company began funding this plan, however, prior to Fiscal 2007 the plan was unfunded. As of September 30, 2008 and 2007, the Company had recorded an obligation of $983 and $468, respectively, related to the plan. Subsequent to the end of Fiscal 2008, the Company froze the SERP and made all participants 100% vested. The full value of the account for each participant will be paid to those participants prior to or on December 31, 2008.

The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes annually from 3% to 6% of participants’ compensation based on age or service, and may make additional discretionary contributions. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Company contributions charged to operations, including discretionary amounts, for Fiscal 2008, 2007 and 2006 were $5,083, $4,109 and $5,900, respectively.

(13) Segment Information

In Fiscal 2007, the Company began managing its business in three operating segments: (i) Global Batteries & Personal Care, (ii) Global Pet Supplies; and (iii) the Home and Garden Business. The presentation of all historical segment reporting herein has been reclassified to conform to this segment structure.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment.

Net sales and Cost of goods sold to other business segments have been eliminated. The gross contribution of intersegment sales is included in the segment selling the product to the external customer. Segment net sales are based upon the segment from which the product is shipped.

The operating segment profits do not include restructuring and related charges, interest expense, interest income, impairment charges and income tax expense. In connection with the realignment of operating segments in Fiscal 2007, as discussed above, expenses associated with the Company’s global operations group, which consisted of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which were previously reflected in corporate expenses, are now included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a stand alone basis and which were previously reflected as corporate expenses, have been included in the determination of operating segment profits. Accordingly, corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans. Segment reporting results for Fiscal 2006 have been reclassified to conform to the changes described above. All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are identified to operating segments or corporate expense according to the function of each cost center.

All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Segment information for Fiscal 2008, 2007 and 2006 is as follows:

Net sales to external customers

	2008	2007	2006
Global Batteries & Personal Care	$1,493,736	$1,431,475	$1,351,518
Global Pet Supplies	598,618	563,047	543,223
Home and Garden	334,217	338,154	333,772

Total segments	$2,426,571	$2,332,676	$2,228,513

Depreciation and amortization

	2008	2007	2006
Global Batteries & Personal Care	$32,535	$33,660	$34,462
Global Pet Supplies	22,891	22,269	21,709
Home and Garden(A)	21,636	—	12,107

Total segments	77,062	55,929	68,278
Corporate	7,959	21,496	14,341

Total Depreciation and amortization	$85,021	$77,425	$82,619

(A)	Fiscal 2007 does not include depreciation and amortization expense associated with the Home and Garden Business, as the Home and Garden Business was designated a discontinued operation in Fiscal 2007, in accordance with SFAS 144. Fiscal 2008 includes depreciation and amortization expense of $10,821 related to Fiscal 2007, as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

Segment profit

	2008	2007	2006
Global Batteries & Personal Care(A)	$162,889	$143,850	$117,409
Global Pet Supplies(A)	68,885	71,038	72,471
Home and Garden(B)	29,458	40,671	50,047

Total segments	261,232	255,559	239,927
Corporate expenses(A)	45,246	46,902	41,315
Restructuring and related charges	39,337	98,026	54,709
Goodwill and intangibles impairment	861,234	362,452	432,978
Interest expense(C)	229,013	255,765	175,923
Other expense (income), net	1,220	(331)	(4,097)

Loss from continuing operations before income taxes	$(914,818)	$(507,255)	$(460,901)

(A)	In connection with the realignment of operating segments in Fiscal 2007, certain expenses previously reflected in corporate expenses are now included in the determination of operating segment profit. Segment reporting results for Fiscal 2006 have been reclassified to conform to this change. Accordingly, previously reported Global Batteries & Personal Care segment profit for Fiscal 2006 has been decreased by approximately $46,914 and previously reported Global Pet Supplies segment profit for Fiscal 2006 has been decreased by approximately $11,140. As a result of these reclassifications, previously reported Corporate expenses for Fiscal 2006 has been reduced by approximately $58,054.

(B)	Fiscal 2007 does not include depreciation and amortization expense associated with the Home and Garden Business, as the Home and Garden Business was designated a discontinued operation in Fiscal 2007, in accordance with SFAS 144. Fiscal 2008 includes depreciation and amortization expense of $10,821 related to Fiscal 2007, as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008.

(C)

Fiscal 2007 includes $24,576 in debt issuance costs and $11,649 in prepayment penalties in connection with the refinancing of the Company’s previously existing senior credit facilities and the exchange of the Company’s 8  1/2% Senior Subordinated Notes due 2013 for Variable Rate Toggle Senior Subordinated Notes due 2013 pursuant to the terms of an exchange offer, both of which occurred on March 30, 2007. (See also Note 7, Debt, for additional information related to Company’s refinancing).

Segment total assets

	September 30,
	2008	2007
Global Batteries & Personal Care	$1,182,515	$1,376,910
Global Pet Supplies	700,475	1,202,263
Home & Garden(A)	289,628	573,409

Total segments	2,172,618	3,152,582
Corporate	74,861	58,804

Total assets at year end	$2,247,479	$3,211,386

(A)	Fiscal 2007 Home and Garden includes $24,975 related to the Canadian division of the Home and Garden Business which is classified as an Asset held for sale. (See also Note 5, Assets Held for Sale, where the specific assets and liabilities to be sold are further discussed).

Segment long-lived assets

	September 30,
	2008	2007
Global Batteries & Personal Care	$580,358	$729,661
Global Pet Supplies	514,756	1,033,133
Home & Garden	147,222	418,388

Total segments	1,242,336	2,181,182
Corporate	51,546	53,803

Long-lived assets at year end	$1,293,882	$2,234,985

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

Capital expenditures

	2008	2007	2006
Global Batteries & Personal Care	$8,198	$13,137	$41,764
Global Pet Supplies	8,231	8,964	13,181
Home and Garden	2,102	1,076	648

Total segments	$18,531	$23,177	$55,593
Corporate	397	—	—

	$18,928	$23,177	$55,593

Geographic Disclosures—Net sales to external customers

	2008	2007	2006
United States	$1,272,100	$1,144,470	$1,244,379
Outside the United States	1,154,471	1,188,206	984,134

Total net sales to external customers	$2,426,571	$2,332,676	$2,228,513

Geographic Disclosures—Long-lived assets

	September 30,
	2008	2007
United States	$683,557	$1,273,767
Outside the United States	610,325	961,218

Long-lived assets at year end	$1,293,882	$2,234,985

(14) Commitments and Contingencies

The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided of approximately $4,238, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

Included in long-term liabilities assumed in connection with the acquisition of Microlite is a provision for “presumed” credits applied to the Brazilian excise tax on Manufactured Products, or “IPI taxes”. Although a previous ruling by the Brazilian Federal Supreme Court has been issued in favor of a specific Brazilian taxpayer with similar tax credits, on February 15, 2007 the Brazilian Federal Supreme Court ruled against certain Brazilian taxpayers with respect to the legality and constitutionality of the IPI “presumed” credits. This decision is applicable to all similarly-situated taxpayers. At September 30, 2008 and September 30, 2007, these amounts totaled approximately $14,243 and $32,747, respectively, and are included in Other long-term liabilities in the Consolidated Balance Sheets.

The Company is a defendant in various other matters of litigation generally arising out of the normal course of business.

The Company is involved in an ongoing arbitration proceeding with Tabriza Brasil Empreendimentos Ltda., Interelectrica Administração e Participações Ltda., and VARTA AG, the former owners of the Company’s subsidiary Microlite, with respect to a number of matters arising out of the Company’s acquisition of Microlite, including the Company’s right to receive indemnification for various alleged breaches of representations, warranties, covenants and agreements made by the selling shareholders in the acquisition agreement and the Company’s obligation to pay additional amounts to Tabriza arising out of its earn-out rights under the acquisition agreement. The Company acquired Microlite in Fiscal 2004. In November 2007, the arbitration panel resolved certain matters at the summary judgment stage. All other disputed matters remain open pending final decision by the arbitration panel. Among the matters

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

decided at the summary judgment stage, the arbitration panel found in favor of Tabriza with respect to the questions of whether Tabriza is entitled to receive from the Company interest on certain earn-out payments previously made and whether Tabriza is entitled to receive from the Company an additional amount with respect to the earn-out as a result of a decision issued by an independent auditor engaged by the parties to determine certain disputed matters submitted to it with respect to the earn-out calculation. The Company currently estimates that the additional earn-out amounts owed to Tabriza arising out of the decisions on these two matters, which has been reflected as additional acquisition consideration, will be at least $5,000. Such additional amount due to Tabriza is included in Accrued liabilities: Other in the Consolidated Balance Sheets as of September 30, 2008. Determination of the total net amount owed by or payable to the Company arising out of the arbitration proceeding cannot be determined until the arbitration panel has issued its final decision, which is currently anticipated to be issued in the first quarter of Fiscal 2009.

The Company does not believe that any other matters or proceedings presently pending will have a material adverse effect on the results of operations, financial condition, liquidity or cash flow of the Company.

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Future minimum rental commitments under non-cancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:

2009	$34,209
2010	31,509
2011	28,455
2012	27,305
2013	21,866
Thereafter	72,956

Total minimum lease payments	$216,300

All of the leases expire during the years Fiscal 2009 through our fiscal year 2022. Total rental expenses were $37,068, $31,733, and $29,333 for Fiscal 2008, 2007 and 2006, respectively.

(15) Related Party Transactions

On February 7, 2005, the Company acquired all of the equity interests of United pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, Lindbergh Corporation and United dated as of January 3, 2005 filed as an exhibit to the Annual Report on Form 10-K filed by the Company on January 4, 2005. Pursuant to the terms of the Merger Agreement, Lindbergh Corporation merged with and into United, with United continuing as the surviving corporation (the “Merger”). The purchase price for the acquisition, excluding fees and expenses, consisted of $70,000 in cash, 13,750 shares of the Company’s Common Stock and the assumption of outstanding United indebtedness, which was $911,500 as of January 21, 2005. The purchase price was determined through negotiations between representatives of the Company, who were operating under supervision and direction of an acquisition committee of the Board of Directors of the Company, and representatives of United.

Certain affiliates of Thomas H. Lee Partners, L.P. were the majority shareholders of United immediately prior to the consummation of the Company’s acquisition of United, and as a result of the Company’s acquisition of United, became significant shareholders of the Company. In addition, two of the Company’s former directors were members of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the manager of THL Equity Advisors IV, LLC, which, in turn, is the general partner of each of the Thomas H. Lee related funds that were shareholders of United immediately prior to the Merger and thereafter became significant shareholders of the Company. Those two directors resigned from the Board of Directors on May 28, 2007 and affiliates of Thomas H. Lee Partners, L.P. were no longer significant shareholders of the Company as of the end of Fiscal 2008.

Mr. Shepherd, a member of our Board of Directors, is an investor in Thomas H. Lee Equity Fund IV, L.P., a large shareholder of United immediately prior to the Merger, and, as a result of the Merger, currently is a large shareholder of our Common Stock.

Mr. Jones, the Company’s former Chairman of the Board and Chief Executive Officer, and trusts for his family members, collectively owned approximately 203 shares of United common stock as of immediately prior to the Merger, which shares were converted into an aggregate of approximately 36 shares of Company Common Stock pursuant to the Merger. Mr. Jones was a member of the Board of Directors of United from January 20, 1999 to December 31, 2003 and provided consulting services to United under an agreement that was terminated on September 28, 2004. A member of the Company’s Board of Directors is an investor in Thomas H. Lee Equity Fund IV, L.P., a large shareholder of United immediately prior to the Merger, and, as a result of the Merger, became a large shareholder of the Company. Thomas H. Lee Equity Fund IV, L.P. was no longer a significant shareholder of the Company as of the end of Fiscal 2008.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

In connection with the acquisition of United, the Company entered into certain agreements with UIC Holdings, L.L.C. (“Holdings”), the majority stockholder of United as of the date the Company entered into the definitive agreement to acquire United, Thomas H. Lee Partners, L.P. and certain of its affiliates and certain former stockholders of United. The agreements are described further below. As mentioned above, Thomas H. Lee Partners, L.P. and its affiliates were no longer significant shareholders of the Company as of the end of Fiscal 2008.

On February 7, 2005, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain former stockholders of United, including certain affiliates of Thomas H. Lee Partners, L.P. and an affiliate of Banc of America Securities LLC, pursuant to which the Company agreed to prepare and file with the SEC, not later than nine months following the consummation of the acquisition of United on February 7, 2005, a registration statement to permit the public offering and resale under the Securities Act of 1933 on a continuous basis of shares of Common Stock issued in connection with its acquisition of United (the “Shelf Registration Statement”). As of December 4, 2007, the Company has not so registered these shares. Pursuant to the Registration Rights Agreement, the Company also granted to the former stockholders of United certain rights to require the Company, on not more than three occasions, to amend the Shelf Registration Statement or prepare and file a new registration statement to permit an underwritten offering of shares of the Company’s stock received by them in the acquisition of United as well as certain rights to include those shares in any registration statement proposed to be filed by the Company. As mentioned above, Thomas H. Lee Partners, L.P. and its affiliates were no longer significant shareholders of the Company as of the end of Fiscal 2008.

On February 7, 2005, the Company entered into a standstill agreement (the “Standstill Agreement”) with Thomas H. Lee Equity Fund IV, L.P., THL Equity Advisors IV, LLC, Thomas H. Lee Partners, L.P. and Thomas H. Lee Advisors, L.L.C. (the “Restricted Parties”). Pursuant to the Standstill Agreement, the Restricted Parties are prohibited until February 7, 2010 from acquiring ownership in excess of 28% of the Company’s outstanding voting capital stock, on a fully-diluted basis, soliciting proxies or consents with respect to the Company’s voting capital stock, soliciting or encouraging third parties to acquire or seek to acquire the Company, a significant portion of the Company’s assets or more than 5% of the Company’s outstanding voting capital stock or joining or participating in a pooling agreement, syndicate, voting trust or other similar arrangement with respect to the Company’s voting capital stock for the purpose of acquiring, holding, voting or disposing of such voting capital stock. As mentioned above, Thomas H. Lee Partners, L.P. and its affiliates were no longer significant shareholders of the Company as of the end of Fiscal 2008.

The Company is the lessee of several operating facilities from Rex Realty, Inc., a company owned by certain of the Company’s stockholders and operated by a former United executive and past member of United’s Board of Directors. These affiliate leases expire at various dates through December 31, 2010. The Company has options to terminate the leases by giving advance notice of at least one year. The Company also leases a portion of its operating facilities from the same company under a sublease agreement expiring on December 31 each year with minimum annual rentals of $700. The term of the sublease agreement shall automatically be extended on a year-to-year basis from January 1 through December 31 of each year through and until December 31, 2010, unless either party elects to terminate such year-to-year extension by giving termination notice in which case, the term shall terminate at the end of the year following the year during which such termination notice is given.

(16) Restructuring and Related Charges

The Company reports restructuring and related charges associated with manufacturing and related initiatives in Cost of goods sold. Restructuring and related charges reflected in Cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.

The Company reports restructuring and related charges relating to administrative functions in Operating expenses, such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in Operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The following table summarizes restructuring and related charges incurred by segment:

	2008	2007	2006
Cost of goods sold:
Global Batteries & Personal Care	$16,159	$18,126	$15,212
Global Pet Supplies	340	13,154	5,855
Corporate	—	35	—

Total restructuring and related charges in cost of goods sold	16,499	31,315	21,067
Operating expense:
Global Batteries & Personal Care	12,012	30,375	9,452
Global Pet Supplies	2,702	9,292	2,766
Home and Garden	3,770	6,986	21,424
Corporate	4,354	20,058	—

Total restructuring and related charges in operating expense	22,838	66,711	33,642

Total restructuring and related charges	$39,337	$98,026	$54,709

The following table summarizes restructuring and related charges incurred by type of charge:

	2008	2007	2006
Costs included in cost of goods sold:
Breitenbach, France facility closure:
Termination benefits	$—	$18	$259
Other associated costs	—	468	—
United & Tetra integration:
Termination benefits	30	149	5,430
Other associated costs	299	13,005	425
European initiatives:
Termination benefits	(830)	7,494	14,953
Other associated costs	88	308	—
Latin America initiatives:
Termination benefits	—	712	—
Other associated costs	253	9,847	—
Global Realignment initiatives:
Termination benefits	106	(686)	—
Other associated costs	154	—	—
Ningbo Exit Plan:
Termination benefits	1,230	—	—
Other associated costs	15,169	—	—

Total included in cost of goods sold	16,499	31,315	21,067
Costs included in operating expenses:
United & Tetra integration:
Termination benefits	1,954	1,112	23,915
Other associated costs	883	12,800	1,791
European initiatives:
Termination benefits	—	(1,298)	7,936
Other associated costs	35	—	—
Latin America initiatives:
Termination benefits	64	363	—
Global Realignment:
Termination benefits	12,338	48,755	—
Other associated costs	7,564	4,979	—

Total included in operating expenses	22,838	66,711	33,642

Total restructuring and related charges	$39,337	$98,026	$54,709

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

2008 Restructuring Initiatives

The Company implemented an initiative within the Global Batteries & Personal Care segment in China to reduce operating costs and rationalize the Company’s manufacturing structure. These initiatives include the plan to exit the Company’s Ningbo battery manufacturing facility in China (the “Ningbo Exit Plan”). The Company recorded $16,399 of pretax restructuring and related charges during Fiscal 2008 in connection with the Ningbo Exit Plan. Costs associated with these initiatives, which are expected to be incurred through September 30, 2009, are projected at approximately $22,500.

Ningbo Exit Plan Summary

	Termination Benefits	Other Costs	Total
Accrual balance at September 30, 2007	$—	$—	$—
Provisions	912	233	1,145
Non-cash items	(1)	—	(1)

Accrual balance at September 30, 2008	$911	$233	$1,144

Expensed as incurred(A)	$318	$14,936	$15,254

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

2007 Restructuring Initiatives

The Company has implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs (the “Latin American Initiatives”). These initiatives, which are substantially complete, include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. The Company recorded $317 and $10,923 of pretax restructuring and related charges during Fiscal 2008 and 2007, respectively, in connection with the Latin American Initiatives. The Company has recorded pretax restructuring and related charges of $11,240 since the inception of the Latin American Initiatives.

The following table summarizes the remaining accrual balance associated with the Latin American Initiatives and activity that occurred during Fiscal 2008:

Latin American Initiatives Summary

	Termination Benefits	Other Costs	Total
Accrual balance at September 30, 2007	$124	$576	$700
Provisions	—	250	250
Non-cash items	—	(49)	(49)

Accrual balance at September 30, 2008	$124	$777	$901

Expensed as incurred(A)	$64	$3	$67

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

In Fiscal 2007, the Company began managing its business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, the Company’s Global Operations organization, previously included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. See also Note 13, Segment Results, for additional discussion on the Company’s realignment of its operating segments. In connection with these changes the Company undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). The Company recorded $20,161and $53,048 of pretax restructuring and related charges during Fiscal 2008 and 2007, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through December 31, 2008, relate primarily to severance and are projected at approximately $85,000, the majority of which will be cash costs.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The following table summarizes the remaining accrual balance associated with the Global Realignment Initiatives and activity that have occurred during Fiscal 2008:

Global Realignment Initiatives Summary

	Termination Benefits	Other Costs	Total
Accrual balance at September 30, 2007	$27,477	$4,043	$31,520
Provisions	8,041	1,811	9,852
Cash expenditures	(18,372)	(558)	(18,930)
Non-cash items	429	(1,608)	(1,179)

Accrual balance at September 30, 2008	$17,575	$3,688	$21,263

Expensed as incurred(A)	$4,403	$5,906	$10,309

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses as incurred during Fiscal 2008, the cumulative amount incurred to date and the total future expected costs incurred associated with the Global Realignment Initiatives by operating segment:

	Global Batteries and Personal Care	Home and Garden	Corporate	Total
Restructuring and related charges during Fiscal 2008	$12,037	$3,769	$4,355	$20,161
Restructuring and related charges since initiative inception	$42,495	$6,265	$24,449	$73,209
Total future restructuring and related charges expected	$—	$5,290	$6,110	$11,400

2006 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize the Company’s manufacturing structure (the “European Initiatives”). These initiatives, which are substantially complete, include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at the Company’s Dischingen, Germany battery plant to the Company’s manufacturing facility in China and restructuring its sales, marketing and support functions. The Company recorded $(707), $6,504 and $21,242 of pretax restructuring and related charges during Fiscal 2008, 2007 and 2006, respectively, in connection with the European Initiatives. The Company has recorded pretax restructuring and related charges of $27,039 since the inception of the European Initiatives.

The following table summarizes the remaining accrual balance associated with the 2006 initiatives and activity that have occurred during Fiscal 2008:

European Initiatives Summary

	Termination Benefits	Other Costs	Total
Accrual balance at September 30, 2007	$5,224	$—	$5,224
Provisions	(830)	(58)	(888)
Cash expenditures	(446)	(401)	(847)
Non-cash items	(894)	938	44

Accrual balance at September 30, 2008	$3,054	$479	$3,533

Expensed as incurred(A)	$—	$181	$181

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

2005 Restructuring Initiatives

In connection with the acquisitions of United and Tetra in 2005, the Company implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into the Company’s operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities of the Company’s Global Pet Supplies business. In addition, certain corporate finance functions were shifted to the Company’s global headquarters in Atlanta, Georgia.

Effective October 1, 2006, initiatives to integrate the activities of the Home and Garden Business into the Company’s operations in Madison, Wisconsin were suspended. The Company recorded $125, $4,487, and $21,424 of pretax restructuring and related charges during Fiscal 2008, 2007 and 2006, respectively, representing the finalization of expenditures in connection with the integration of the United home and garden business. The Company recorded pretax restructuring and related charges of $30,726 since the inception of the initiatives.

Integration activities within Global Pet Supplies were substantially complete as of September 30, 2008. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of the distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. The Company recorded $3,041, $22,446 and $8,622 of pretax restructuring and related charges during Fiscal 2008, 2007 and 2006, respectively, representing the finalization of expenditures in connection with its integration activities within the Global Pet Supplies business. The Company has recorded pretax restructuring and related charges of $34,562 since the inception of the integration activities within Global Pet Supplies.

During the fiscal year ended September 30, 2005, the Company also announced the closure of a zinc carbon manufacturing facility in Breitenbach, France within Global Batteries and Personal Care. The Company recorded no pretax restructuring and related charges during Fiscal 2008 in connection with this closure. The Company recorded $485 and $259 in Fiscal 2007 and 2006, respectively. The costs associated with the initiative are complete and totaled $10,955.

The following tables summarize the remaining accrual balance associated with the 2005 initiatives and activity that have occurred during Fiscal 2008:

2005 Restructuring Initiatives Summary

	Termination Benefits	Other Costs	Total
Accrual balance at September 30, 2007	$2,747	$2,138	$4,885
Provisions	1,277	130	1,407
Cash expenditures	(1,606)	(1,585)	(3,191)
Non-cash items	(1,204)	836	(368)

Accrual balance at September 30, 2008	$1,214	$1,519	$2,733

Expensed as incurred(A)	$707	$1,052	$1,759

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

2005 Restructuring Initiatives Summary—Pursuant to Acquisitions(A)

	Termination Benefits	Other Costs	Total
Accrual balance at September 30, 2007	$100	$11,770	$11,870
Cash expenditures	(82)	(2,610)	(2,692)
Non-cash expenditures	(18)	(4,175)	(4,193)

Accrual balance at September 30, 2008	$—	$4,985	$4,985

(A)

Represents costs to exit activities of the acquired United and Tetra businesses. These costs, which include severance, lease termination costs, inventory disposal costs and other associated costs, relate to the closure of certain acquired Global Pet Supplies and home and garden manufacturing and distribution facilities. Such amounts are recognized as liabilities assumed as part of the United acquisition and included in the allocation of the acquisition cost in accordance with the provisions of EITF Issue 95-3.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

(17) Subsequent Events

(a) Shutdown of growing products

In November 2008, the Company’s board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands of the growing product portion of the Home and Garden Business for the Company’s Fiscal 2009. The Company believes the shutdown is consistent with what the Company has done in other areas of its business to eliminate unprofitable products from its portfolio. During the second quarter of Fiscal 2009, the Company completed the shutdown of the growing products portion of the Home and Garden Business. See Note 11, Discontinued Operations, for further details on the shutdown of the growing products portion of the Home and Garden Business.

(b) Chapter 11 Proceedings (unaudited)

On February 3, 2009, the Company announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of its outstanding senior subordinated notes (the “Significant Noteholders”), to pursue a refinancing that, if implemented as proposed, would significantly reduce the Company’s outstanding debt. The agreements contemplated that the refinancing would occur pursuant to a pre-arranged plan of reorganization that would be supported by each of the Significant Noteholders. On the same day, the Company and its wholly owned U.S. subsidiaries (together with the Company, collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court (the “Bankruptcy Court”) for the Western District of Texas seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Bankruptcy Code and filed with the Bankruptcy Court a proposed plan of reorganization that detailed its proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455. On July 15, 2009, the Bankruptcy Court entered a written order confirming the Debtors’ Joint Plan of Reorganization, as amended by the first modification and the second modification (as amended, the “Plan”).

On August 28, 2009 (the “Effective Date”), the Plan became effective and the Debtors emerged from reorganization proceedings under the United States Bankruptcy Code.

On the Effective Date, by operation of the refinancing provided for in the Plan, the Company’s old common stock and other equity interests existing immediately prior to the Effective Date were cancelled. Pursuant to the Plan, the Company issued an aggregate of 27,030 shares of common stock, par value $0.01 per share (the “New Common Stock”), to holders of Allowed Noteholder Claims (as defined in the Plan). In addition, on the Effective Date, the Company issued an aggregate of 2,970 shares of New Common Stock to participants in its supplemental debtor-in-possession credit facility in respect of the equity fee earned under the facility.

On the Effective Date, pursuant to the Plan, the Company and its United States subsidiaries, as guarantors, entered into an indenture (the “2019 Indenture”) with U.S. Bank National Association, as trustee, and issued a global note representing $218,076 in aggregate principal amount of 12% Senior Subordinated Toggle Notes due 2019 under the 2019 Indenture for the benefit of holders of Allowed Noteholder Claims.

Also on the Effective Date, pursuant to the Plan, the Company refinanced its debtor-in-possession credit facility with a $242,000 asset-based exit loan facility pursuant to a credit agreement among the Company, the subsidiaries of the Company party thereto, General Electric Capital Corporation, as the administrative agent, co-collateral agent, swingline lender and supplemental loan lender, Bank of America, N.A., as co-collateral agent and L/C Issuer, RBS Asset Finance, Inc., through its division RBS Business Capital, as syndication agent and the lenders party thereto.

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(In thousands, except per share amounts)

The confirmation of the Plan is subject to an appeal by the official committee of equity security holders (the “Equity Committee”) appointed in the Bankruptcy Cases. On July 15, 2009, the Equity Committee appealed the confirmation order. On July 23, 2009, the United States District Court for the Western District of Texas entered an order declining to stay the approval of the plan of reorganization pending the Equity Committee’s appeal (the “District Court Stay Denial”). The Equity Committee appealed the District Court Stay Denial and on July 27, 2009, the Fifth Circuit Court of Appeals imposed a temporary stay of proceedings until further order of the Fifth Circuit Court of Appeals. By order dated August 19, 2009, and released to the Company on August 20, 2009, the Fifth Circuit Court of Appeals lifted this stay. While there can be no assurances, the Company believes the record demonstrates that the Bankruptcy Court reached the correct decision and, accordingly, that the confirmation will be upheld.

(18) Quarterly Results (unaudited)

	Quarter Ended
	September 30, 2008	June 29, 2008	March 30, 2008	December 30, 2007
Net sales	$667,914	$638,763	$532,452	$587,442
Gross profit	255,605	242,353	205,495	216,648
Net loss	(492,568)	(283,862)	(111,713)	(43,402)
Basic net loss per common share	$(9.68)	$(5.58)	$(2.19)	$(0.85)
Diluted net loss per common share	$(9.68)	$(5.58)	$(2.19)	$(0.85)

	Quarter Ended
	September 30, 2007	July 1, 2007	April 1, 2007	December 31, 2006
Net sales	$627,528	$581,705	$527,463	$595,980
Gross profit	231,786	228,084	196,230	220,551
Net loss	(333,001)	(7,388)	(237,515)	(18,809)
Basic net loss per common share	$(6.60)	$(0.15)	$(4.77)	$(0.38)
Diluted net loss per common share	$(6.60)	$(0.15)	$(4.77)	$(0.38)

(19) Consolidating Financial Statements

In connection with the acquisitions of Remington Products Company, L.L.C., United and Tetra, the Company completed debt offerings of Senior Subordinated Notes. Payment obligations of the Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company’s domestic subsidiaries.

The following consolidating financial data illustrates the components of the consolidated financial statements. Investments in subsidiaries are accounted for using the equity method for purposes of illustrating the consolidating presentation. Earnings of subsidiaries are therefore reflected in the Company’s and Guarantor Subsidiaries’ investment accounts and earnings. The elimination entries presented herein eliminate investments in subsidiaries and intercompany balances and transactions. Separate consolidated financial statements of the Guarantor Subsidiaries are not presented because management has determined that such financial statements would not be material to investors.

Consolidating Balance Sheet

September 30, 2008

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$9,786	$3,667	$91,320	$—	$104,773
Receivables:
Trade accounts receivables, net of allowances	94,859	90,719	168,371	—	353,949
Other	167,197	352,832	41,283	(520,556)	40,756
Inventories	65,970	156,234	164,967	(3,911)	383,260
Deferred income taxes	(3,149)	11,969	4,404	733	13,957
Assets held for sale	—	316	7,136	—	7,452
Prepaid expenses and other	21,118	7,361	20,971	—	49,450

Total current assets	355,781	623,098	498,452	(523,734)	953,597
Property, plant and equipment, net	47,621	63,749	123,435	—	234,805
Long term intercompany receivables	675,951	—	(421,804)	(254,147)	—
Deferred charges and other	15,724	439,571	(411,166)	—	44,129
Goodwill	—	58,653	174,491	2,324	235,468
Intangible assets, net	213,523	305,547	223,926	(187)	742,809
Debt issuance costs	36,671	—	—	—	36,671
Investments in subsidiaries	3,908,119	3,357,348	3,549,876	(10,815,343)	—

Total assets	$5,253,390	$4,847,966	$3,737,210	$(11,591,087)	$2,247,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$138,165	$12	$35,059	$(124,599)	$48,637
Accounts payable	497,397	333,830	109,405	(662,506)	278,126
Accrued liabilities:
Wages and benefits	30,253	8,594	33,452	—	72,299
Income taxes payable	105	543	9,624	—	10,272
Restructuring and related charges	12,982	7,292	14,285	—	34,559
Accrued interest	49,769	—	745	—	50,514
Other	13,313	16,562	57,797	—	87,672

Total current liabilities	741,984	366,833	260,367	(787,105)	582,079
Long-term debt, net of current maturities	2,462,070	602,379	50,984	(640,651)	2,474,782
Employee benefit obligations, net of current portion	10,191	(1,278)	38,781	—	47,694
Deferred income taxes	158,242	(28,087)	(15,481)	—	114,674
Other	10,277	—	45,211	—	55,488

Total liabilities	3,382,764	939,847	379,862	(1,427,756)	3,274,717
Shareholders’ equity:
Common stock	692	451	537,926	(538,377)	692
Additional paid-in capital	674,252	2,134,693	3,547,564	(5,682,139)	674,370
Accumulated deficit	(1,654,508)	(489,611)	(818,795)	1,267,999	(1,694,915)
Accumulated other comprehensive income	2,927,020	2,262,586	90,653	(5,210,814)	69,445

	1,947,456	3,908,119	3,357,348	(10,163,331)	(950,408)
Less treasury stock, at cost	(76,830)	—	—	—	(76,830)

Total shareholders’ equity (deficit)	1,870,626	3,908,119	3,357,348	(10,163,331)	(1,027,238)

Total liabilities and shareholders’ deficit	$5,253,390	$4,847,966	$3,737,210	$(11,591,087)	$2,247,479

Consolidating Statement of Operations

Year Ended September 30, 2008

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$357,187	$1,003,593	$1,147,672	$(81,881)	$2,426,571
Cost of goods sold	198,072	715,979	659,928	(84,008)	1,489,971
Restructuring and related charges	5	340	16,154	—	16,499

Gross profit	159,110	287,274	471,590	2,127	920,101
Operating expenses:
Selling	78,516	157,852	269,746	251	506,365
General and administrative	80,153	44,654	64,127	—	188,934
Research and development	14,220	5,888	5,207	—	25,315
Restructuring and related charges	9,236	6,471	7,131	—	22,838
Goodwill and intangibles impairment	8,100	482,985	370,149	—	861,234

	190,225	697,850	716,360	251	1,604,686

Operating loss	(31,115)	(410,576)	(244,770)	1,876	(684,585)
Interest expense	182,158	22,864	24,116	(125)	229,013
Other expense (income), net	764,954	206,361	(4,839)	(965,256)	1,220

Loss from continuing operations before income taxes	(978,227)	(639,801)	(264,047)	967,257	(914,818)
Income tax expense (benefit)	155,955	(123,350)	(42,799)	734	(9,460)

Loss from continuing operations	(1,134,182)	(516,451)	(221,248)	966,523	(905,358)
(Loss) income from discontinued operations, net of tax	(34)	(26,157)	4	—	(26,187)

Net loss	$(1,134,216)	$(542,608)	$(221,244)	$966,523	$(931,545)

Consolidating Statement of Cash Flows

Year Ended September 30, 2008

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash (used) provided by operating activities of continuing operations	$(1,413,373)	$(1,044,662)	$796,142	$1,656,990	$(4,903)
Net cash used by operating activities of discontinued operations	—	(5,259)	—	—	(5,259)

Net cash (used) provided by operating activities	(1,413,373)	(1,049,921)	796,142	1,656,990	(10,162)
Cash flows from investing activities:
Purchases of property, plant and equipment	(3,902)	(5,828)	(9,198)	—	(18,928)
Proceeds from sale of property, plant, and equipment	—	—	285	—	285
Intercompany investments	(107,465)	107,465	—	—	—

Net cash (used) provided by investing activities of continuing operations	(111,367)	101,637	(8,913)	—	(18,643)
Net cash provided by investing activities of discontinued operations	—	12,376	—	—	12,376

Net cash (used) provided by investing activities	(111,367)	114,013	(8,913)	—	(6,267)
Cash flows from financing activities:
Reduction of debt	(415,838)	—	(9,235)	—	(425,073)
Proceeds from debt financing	477,759	—	—	—	477,759
Debt issuance costs	(152)	—	—	—	(152)
Treasury stock purchases	(744)	—	—	—	(744)
Proceeds (advances related to) from intercompany transactions	1,461,899	938,102	(743,011)	(1,656,990)	—

Net cash provided (used) by financing activities	1,522,924	938,102	(752,246)	(1,656,990)	51,790
Effect of exchange rate changes on cash and cash equivalents	—	—	(441)	—	(441)

Net increase (decrease) in cash and cash equivalents	(1,816)	2,194	34,542	—	34,920
Cash and cash equivalents, beginning of period	11,602	1,473	56,778	—	69,853

Cash and cash equivalents, end of period	$9,786	$3,667	$91,320	$—	$104,773

Consolidating Balance Sheet

September 30, 2007

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$11,602	$1,473	$56,778	$—	$69,853
Receivables, net	266,997	292,498	137,326	(296,422)	400,399
Inventories	145,850	74,832	176,601	(954)	396,329
Assets held for sale	(22,397)	47,688	8,355	—	33,646
Prepaid expenses and other	40,699	9,305	24,702	1,468	76,174

Total current assets	442,751	425,796	403,762	(295,908)	976,401
Property, plant and equipment, net	65,427	64,351	151,790	—	281,568
Deferred charges and other	702,934	426,867	23,446	(1,112,507)	40,740
Goodwill	3,298	435,603	379,502	2,324	820,727
Intangible assets, net	226,515	433,842	386,874	(187)	1,047,044
Debt issuance costs	44,906	—	—	—	44,906
Investments in subsidiaries	5,097,465	4,326,785	3,559,881	(12,984,131)	—

Total assets	$6,583,296	$6,113,244	$4,905,255	$(14,390,409)	$3,211,386

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$72,134	$30	$29,628	$(58,354)	$43,438
Accounts payable	440,746	236,438	191,634	(589,270)	279,548
Accrued liabilities:
Wages and benefits	26,549	6,820	34,123	—	67,492
Income taxes payable	7,537	1,218	9,590	—	18,345
Restructuring and related charges	30,537	4,924	20,332	—	55,793
Accrued interest	50,778	—	344	—	51,122
Liabilities held for sale	(39,213)	47,688	—	—	8,475
Other	18,540	7,972	55,431	—	81,943

Total current liabilities	607,608	305,090	341,082	(647,624)	606,156
Long-term debt, net of current maturities	2,403,531	609,706	66,730	(663,051)	2,416,916
Employee benefit obligations, net of current portion	10,531	(513)	44,451	—	54,469
Deferred income taxes	4,973	101,496	62,618	1	169,088
Other	4,997	—	63,589	(1)	68,585

Total liabilities	3,031,640	1,015,779	578,470	(1,310,675)	3,315,214
Shareholders’ equity:
Common stock	690	547	537,944	(538,491)	690
Additional paid-in capital	669,156	1,438,763	4,303,169	(5,741,814)	669,274
(Accumulated deficit) Retained earnings	(721,829)	57,938	(597,425)	497,946	(763,370)
Accumulated other comprehensive income	3,679,725	3,600,217	83,097	(7,297,375)	65,664

	3,627,742	5,097,465	4,326,785	(13,079,734)	(27,742)
Less treasury stock, at cost	(76,086)	—	—	—	(76,086)

Total shareholders’ equity (deficit)	3,551,656	5,097,465	4,326,785	(13,079,734)	(103,828)

Total liabilities and shareholders’ equity	$6,583,296	$6,113,244	$4,905,255	$(14,390,409)	$3,211,386

Consolidating Statement of Operations

Year Ended September 30, 2007

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$968,639	$346,960	$1,145,238	$(128,161)	$2,332,676
Cost of goods sold	625,465	252,348	675,200	(128,303)	1,424,710
Restructuring and related charges	540	12,941	17,834	—	31,315

Gross profit	342,634	81,671	452,204	142	876,651
Operating expenses:
Selling	209,673	30,747	270,256	(434)	510,242
General and administrative	(362,552)	150,100	374,703	—	162,251
Research and development	17,726	4,653	4,437	—	26,816
Restructuring and related charges	37,338	8,018	21,355	—	66,711
Goodwill and intangibles impairment	338,052	1,000	23,400	—	362,452

	240,237	194,518	694,151	(434)	1,128,472

Operating income (loss)	102,397	(112,847)	(241,947)	576	(251,821)
Interest expense	199,659	(18,744)	24,785	50,065	255,765
Other expense (income), net	377,889	214,490	(5,753)	(586,957)	(331)

Loss from continuing operations before income taxes	(475,151)	(308,593)	(260,979)	537,468	(507,255)
Income tax (benefit) expense	88,139	23,403	(16,894)	(38,879)	55,769

Loss from continuing operations	(563,290)	(331,996)	(244,085)	576,347	(563,024)
Loss from discontinued operations, net of tax	(23,127)	4,959	(15,521)	—	(33,689)

Net loss	$(586,417)	$(327,037)	$(259,606)	$576,347	$(596,713)

Consolidating Statement of Cash Flows

Year Ended September 30, 2007

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided (used) by operating activities of continuing operations	$194,627	$35,327	$(121,297)	$(136,454)	$(27,797)
Net cash used by operating activities of discontinued operations	—	(4,832)	—	—	(4,832)

Net cash provided (used) by operating activities	194,627	30,495	(121,297)	(136,454)	(32,629)
Cash flows from investing activities:
Purchases of property, plant and equipment	(10,019)	(1,873)	(11,285)	—	(23,177)
Proceeds from sale of property, plant, and equipment	—	—	1,572	—	1,572
Intercompany investments	(27,758)	22,758	5,000	—	—

Net cash (used) provided by investing activities of continuing operations	(37,777)	20,885	(4,713)	—	(21,605)
Net cash used by investing activities of discontinued operations	—	(1,477)	—	—	(1,477)

Net cash (used) provided by investing activities	(37,777)	19,408	(4,713)	—	(23,082)
Cash flows from financing activities:
Reduction of debt	(1,181,026)	—	(856,252)	—	(2,037,278)
Proceeds from debt financing	1,547,500	—	629,123	—	2,176,623
Debt issuance costs	(43,969)	—	—	—	(43,969)
Proceeds from exercise of stock options	655	—	—	—	655
Stock option income tax benefit	37	—	—	—	37
Treasury stock purchases	(3,003)	—	—	—	(3,003)
(Advances related to) proceeds from intercompany transactions	(468,118)	(49,806)	381,470	136,454	—

Net cash (used) provided by financing activities	(147,924)	(49,806)	154,341	136,454	93,065
Effect of exchange rate changes on cash and cash equivalents	—	—	4,069	—	4,069

Net increase in cash and cash equivalents	8,926	97	32,400	—	41,423
Cash and cash equivalents, beginning of period	2,676	1,376	24,378	—	28,430

Cash and cash equivalents, end of period	$11,602	$1,473	$56,778	$—	$69,853

Consolidating Statement of Operations

Year Ended September 30, 2006

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$833,975	$522,960	$1,016,961	$(145,383)	$2,228,513
Cost of goods sold	490,066	372,198	618,513	(144,538)	1,336,239
Restructuring and related charges	—	4,682	16,385	—	21,067

Gross profit	343,909	146,080	382,063	(845)	871,207
Operating expenses:
Selling	186,179	70,444	230,445	(112)	486,956
General and administrative	182,507	(62,378)	56,010	—	176,139
Research and development	20,969	5,252	4,347	—	30,568
Restructuring and related charges	22,793	2,766	8,083	—	33,642
Goodwill and intangibles impairment	—	142,919	290,059	—	432,978

	412,448	159,003	588,944	(112)	1,160,283

Operating loss	(68,539)	(12,923)	(206,881)	(733)	(289,076)
Interest expense	112,850	40,028	22,377	668	175,923
Other expense (income), net	574,186	245,570	(1,274)	(822,579)	(4,097)

Loss from continuing operations before income taxes	(755,575)	(298,521)	(227,984)	821,178	(406,902)
Income tax (benefit) expense	(46,126)	22,032	(5,930)	581	(29,443)

Income from continuing operations	(709,449)	(320,553)	(222,054)	820,597	(431,459)
Income (loss) from discontinued operations, net of tax	32,442	11,100	(46,055)	—	(2,513)

Net loss	$(677,007)	$(309,453)	$(268,109)	$820,597	$(433,972)

Consolidating Statement of Cash Flows

Year Ended September 30, 2006

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash (used) provided by operating activities of continuing operations	$(798,558)	$201,863	$281,476	$358,637	$43,418
Net cash provided by operating activities of discontinued operations	(991)	—	4,365	—	3,374

Net cash (used) provided by operating activities	(799,549)	201,863	285,841	358,637	46,792
Cash flows from investing activities:
Purchases of property, plant and equipment	(18,558)	(5,427)	(31,609)	—	(55,594)
Proceeds from sale of property, plant, and equipment	4,831	—	608	—	5,439
Proceeds from sale of assets held for sale	10,641	—	—	—	10,641
Payments for acquisitions, net of cash acquired	—	(1,728)	(9,410)	—	(11,138)
Intercompany investments	(337,386)	178,635	158,751	—	—

Net cash (used) provided by investing activities of continuing operations	(340,472)	171,480	118,340	—	(50,652)
Net cash (used) provided by investing activities of discontinued operations	(11,693)	—	82,986	—	71,293

Net cash (used) provided by investing activities	(352,165)	171,480	201,326	—	20,641
Cash flows from financing activities:
Reduction of debt	(817,498)	—	(142,701)	—	(960,199)
Proceeds from debt financing	817,719	—	80,801	—	898,520
Debt issuance costs	(5,236)	—	—	—	(5,236)
Proceeds from exercise of stock options	365	—	—	—	365
Stock option income tax benefit	80	—	—	—	80
Treasury stock purchases	(2,263)	—	—	—	(2,263)
Proceeds from (advances related to) intercompany transactions	1,145,467	(374,624)	(412,206)	(358,637)	—

Net cash provided (used) by financing activities	1,138,634	(374,624)	(474,106)	(358,637)	(68,733)
Effect of exchange rate changes on cash and cash equivalents	—	—	(122)	—	(122)

Net increase/(decrease) in cash and cash equivalents	(13,080)	(1,281)	12,939	—	(1,422)
Cash and cash equivalents, beginning of period	15,756	2,657	11,439	—	29,852

Cash and cash equivalents, end of period	$2,676	$1,376	$24,378	$—	$28,430

SPECTRUM BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

For the years ended September 30, 2008, 2007 and 2006 (In thousands)

Column A	Column B	Column C Additions	Column D Deductions		Column E
Descriptions	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Other Adjustments(A)	Balance at End of Period
September 30, 2008:
Accounts receivable allowances	$17,196	$1,368	$462	—	$18,102
September 30, 2007:
Accounts receivable allowances	$21,394	$3,242	$1,373	$6,067	$17,196
September 30, 2006:
Accounts receivable allowances	$20,262	$7,838	$6,706	—	$21,394

(A)	Represents changes in estimates of accounts receivable allowances of $4,135 and the reclassification of accounts receivable allowances to assets held for sale of $1,932 which related to the Canadian division of the Home and Garden Business which has been designated as discontinued operations.